                                                                 EXHIBIT 10.3
                           ASSET PURCHASE AGREEMENT



                                 by and among



                   POINT COMMUNICATIONS LIMITED PARTNERSHIP

               MIDCONTINENT BROADCASTING CO. OF WISCONSIN, INC.

                             MADISON RADIO GROUP

                                     AND

                   POINT MADISON ACQUISITION COMPANY, INC.,






                                 dated as of



                               January 27, 1997

                               TABLE OF CONTENTS

                                                                            Page

                                   ARTICLE I

                                 DEFINED TERMS



         1.1.     Defined Terms.............................................. 2
         1.2.     References and Titles......................................11

                                   ARTICLE II

                          SALE AND PURCHASE OF ASSETS


         2.1.     Agreement to Sell and Buy..................................12
         2.2.     Excluded Assets............................................13
         2.3.     Purchase Price.............................................14
         2.4.     Adjustments and Prorations.................................14
         2.5.     Assumption of Liabilities and Obligations..................15
         2.6.     Allocation.................................................16
         2.7.     Earnest Money..............................................16

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES REGARDING SELLER

         3.1.     Representations and Warranties Regarding Seller............16
         3.2.     Representations and Warranties of Buyer....................27

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

         4.1.     Covenants of the Selling Group.............................28
         4.2.     Negative Trade Balance.....................................30
         4.3.     Environmental Site Assessments.............................30
         4.4      Relocation of Operations...................................30

                                   ARTICLE V

                   ADDITIONAL AGREEMENTS OF THE SELLING GROUP


         5.1.     No Solicitation of Transactions............................31
         5.2.     Access and Information.....................................31
         5.3.     Assistance.................................................32
         5.4.     Compliance With Station Licenses...........................33
         5.5.     Notification of Certain Matters............................33

                                                                            Page

         5.6.     Third Party Consents.......................................34
         5.7.     Richard P. Verne Consulting Agreement......................34
         5.8.     Confidential Information...................................34

                                   ARTICLE VI

                               COVENANTS OF BUYER

         6.1.     Notification of Certain Matters............................34
         6.2.     Employee Matters...........................................35

                                  ARTICLE VII

                                MUTUAL COVENANTS

         7.1.     Application for FCC Consents...............................35
         7.2.     Control of Stations........................................35
         7.3.     Other Governmental Consents................................35
         7.4.     Accounts Receivable........................................36
         7.5.     Brokers or Finders.........................................36
         7.6.     Bulk Sales Law.............................................36
         7.7.     Risk of Loss...............................................37
         7.8.     Additional Agreements......................................37

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

         8.1.     Conditions to Each Party's Obligation......................38
         8.2.     Conditions to Obligation of Buyer..........................38
         8.3.     Conditions to Obligations of the Seller....................39

                                   ARTICLE IX

                                    CLOSING

         9.1.     Closing....................................................40
         9.2.     Actions to Occur at Closing................................41

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER


         10.1.    Termination................................................44

                                                                            Page

         10.2.    Effect of Termination......................................45

                                   ARTICLE XI

                                INDEMNIFICATION

         11.1.    Indemnification of Buyer...................................46
         11.2.    Indemnification of the Selling Group and the Shareholders..46
         11.3.    Defense of Third-Party Claims..............................46
         11.4.    Direct Claims..............................................47
         11.5.    Escrow.....................................................47
         11.6.    Limitations on Indemnified Representation Costs............48
         11.7.    Instructions to Escrow Agent...............................48

                                  ARTICLE XII

                               GENERAL PROVISIONS

         12.1.    Survival of Representations, Warranties, and Covenants.....49
         12.2.    Further Actions............................................49
         12.3.    Amendment and Modification.................................49
         12.4.    Waiver of Compliance.......................................49
         12.5.    Specific Performance.......................................49
         12.6.    Severability...............................................49
         12.7.    Expenses and Obligations...................................50
         12.8.    Parties in Interest........................................50
         12.9.    Notices....................................................50
         12.10.   Counterparts...............................................52
         12.11.   Entire Agreement...........................................52
         12.12.   Governing Law..............................................52
         12.13.   Public Announcements.......................................52
         12.14.   Assignment.................................................52
         12.15.   Director and Officer Liability.............................53
         12.16.   No Reversionary Interest...................................53
         12.17.   No Waiver Relating to Claims for Fraud.....................53


EXHIBITS:

Exhibit A        --        Deposit Escrow Agreement
Exhibit B        --        Form of Consulting Agreement
Exhibit C        --        Form of Indemnification Escrow Agreement
Exhibit D        --        Form of Bill of Sale and Assignment
Exhibit E        --        Form of Assumption Agreement
Exhibit F        --        Form of Opinion of Vinson & Elkins L.L.P.
Exhibit G        --        Form of Opinion of Stroock & Stroock & Lavan
Exhibit H        --        Form of Opinion of Schwartz, Woods & Miller
Exhibit I        --        Form of Opinion of Leonard, Street and Deinard
Exhibit J        --        Form of Non-Competition Agreement
Exhibit K        --        Form of Release of Claims

SCHEDULES:

Schedule 2.1(j)  --        Choses in Action
Schedule 2.2(h)  --        Excluded Assets
Schedule 2.5(b)  --        Trade Deals
Schedule 3.1(a)  --        Qualification to do Business and Good Standing
Schedule 3.1(f)  --        Unrecorded Liabilities and Conduct of Business
Schedule 3.1(g)  --        Licenses and Permits
Schedule 3.1(h)  --        Litigation
Schedule 3.1(i)  --        Insurance
Schedule 3.1(j)  --        Real Estate
Schedule 3.1(k)  --        Personal Property
Schedule 3.1(m)  --        Environmental Matters
Schedule 3.1(o)  --        Certain Agreements
Schedule 3.1(p)  --        Employee Benefit Plans; Labor
Schedule 3.1(q)  --        Intellectual Property
Schedule 3.1(r)  --        Affiliate Relationships
Schedule 4.1(c)  --        Change of Format

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of January 27, 1997, by and among Point Communications Limited Partnership, a Delaware limited partnership ("Point"), Midcontinent Broadcasting Co. of Wisconsin, Inc., a Wisconsin corporation ("Midcontinent"), Madison Radio Group, a Wisconsin general partnership whose partners are Point and Midcontinent ("Seller"), and Point Madison Acquisition Company, Inc., a Delaware corporation ("Buyer").

                                R E C I T A L S

         A. Seller is the current licensee of and currently owns and operates radio stations WIBA-AM and WIBA-FM located in Madison, Wisconsin and WMAD-FM located in Sun Prairie, Wisconsin (collectively, the "Point Stations") pursuant to licenses issued by the Federal Communication Commission (the "FCC"). Seller is also the licensee of and owns and operates radio stations WTSO-AM and WZEE-FM located in Madison, Wisconsin and WMLI-FM located in Sauk City, Wisconsin (collectively, the "Midcontinent Stations") pursuant to licenses issued by the FCC. Each of the Point Stations and the Midcontinent Stations is referred to individually herein as a "Station" and collectively as the "Stations".

         B. Point and Midcontinent have organized Seller for purposes of holding all of the assets and liabilities related to the Stations.

         C. Prior to January 2, 1997, Point and Midcontinent were the respective licensee, owner and operator of the Point Stations and the Midcontinent Stations.

         D. On January 2, 1977, Point and Midcontinent contributed substantially all of the assets and liabilities related to each of the Stations to Seller in exchange for their respective partnership interests therein.

         E. Point and Midcontinent desire Seller to sell and Buyer desires to buy substantially all the assets used or held for use in the operation of each of the Stations, both tangible and intangible, excluding the Excluded Assets (as hereinafter defined), and by so doing to acquire the radio broadcast business presently conducted by each of the Stations, upon the terms and conditions hereinafter set forth.

                              A G R E E M E N T S

         NOW, THEREFORE, in consideration of the respective representations, warranties, agreements, and conditions hereinafter set forth, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                 DEFINED TERMS


         1.1. Defined Terms. The following terms shall have the following meanings in this Agreement:

                  "Accounts Receivable" means the rights of any member of the Selling Group to cash payment for the sale of advertising time by each Station prior to 11:59 p.m. on the day prior to the Closing Date.

                  "Affiliate" means, with respect to any person, any other person controlling, controlled by or under common control with such person. For purposes of this definition and this Agreement, the term "control" (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a person.

                  "Applicable Laws" means all laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions, and writs of any Governmental Entity having jurisdiction over any of the Assets or the business or operations of any Station, as may be in effect on or prior to the Closing.

                  "Applications" has the meaning set forth in Section 7.1.

                  "Assets" means all the tangible and intangible assets owned, leased, or licensed by any member of the Selling Group that are used or held for use in connection with the business or operations of any of the Stations, whether or not reflected on the Financial Statements or Balance Sheet of any member of the Selling Group, but specifically excluding therefrom the Excluded Assets.

                  "Assumed Contracts" means (a) those Contracts set forth on
Schedule 3.1(o) identified as being assumed by Buyer, (b) all other non-trade advertising Contracts for cash entered into by Seller for any of the Stations prior to the date of this Agreement and which are terminable on not more than 30 days notice, (c) all Contracts entered into by Seller on or after the date of this Agreement and before the Closing not in contravention of the applicable provisions of Section 4.1, and (d) Trade Deals described in Section 2.5(b).

                  "Assumption Agreement" means the Assumption Agreement between Buyer and Seller substantially in the form of Exhibit E.

                  "Balance Sheets" has the meaning set forth in Section 3.1(f).

                  "Balance Sheet Date" has the meaning set forth in Section 3.1(f).

                  "Banking Event" has the meaning set forth in Section 9.1.

                  "Bill of Sale and Assignment" means the Bill of Sale and Assignment between Buyer and Seller substantially in the form of Exhibit D.

                  "Business Day" means any other day than (i) a Saturday or Sunday or (ii) a day on which commercial banks in New York, New York or Dallas, Texas are authorized or required to be closed.

                  "Buyer" has the meaning set forth in the first paragraph of this Agreement, and it includes its permitted successors and assigns.

                  "Buyer Indemnified Costs" means (a) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) that any of the Buyer Indemnified Parties incur and that arise out of any breach or default by any member of the Selling Group of (i) any of the representations or warranties under this Agreement or any agreement or document executed in connection herewith (collectively, "Buyer Indemnified Representation Costs") or
(ii) any covenant or agreement under this Agreement or any agreement or document executed in connection herewith; (b) any and all obligations or liabilities of any member of the Selling Group not expressly assumed by Buyer pursuant to the terms hereof; (c) any and all losses, liabilities, or damages incurred by any of the Buyer Indemnified Parties resulting from operation or control of any of the Stations prior to the Closing Date, including any and all liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring prior to the Closing Date; (d) the items indemnified against pursuant to Section 7.6; and (e) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing.

                  "Buyer Indemnified Parties" means Buyer and each officer, director, employee, consultant, stockholder, and Affiliate of Buyer.

                  "CERCLA" has the meaning set forth in the definition of Environmental Laws contained in this Section 1.1

                  "CERCLIS" has the meaning set forth in Section 3.1(m).

                  "Cessation Date" has the meaning set forth in Section 9.1.

                  "Choses in Action" means a right to receive or recover property, debt, or damages on a cause of action, whether pending or not and whether arising in contract, tort or otherwise. The term shall include rights to indemnification, damages for breach of warranty or any other event or circumstance, judgments, settlements, and proceeds from judgments or settlements.

                  "Closing" means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of Article IX.

                  "Closing Date" means the date of the Closing.

                  "Code" shall mean the United States Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

                  "Commencement Date" has the meaning set forth in Section
3.1(m).

                  "Communications Act" has the meaning set forth in Section 3.1(g).

                  "Company Reports" has the meaning set forth in Section 3.1(f).

                  "Confidential Information" has the meaning set forth in
Section 5.8.

                  "Conflict Event" has the meaning set forth in Section 9.1.

                  "Consents" means (a) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity, including the FCC Consents, and (b) all consents and approvals of third parties, in each case that are necessary in order to transfer the Assets to Buyer and otherwise to consummate the transactions contemplated hereby.

                  "Consulting Agreement" means the Consulting Agreement between Buyer and Richard P. Verne substantially in the form attached hereto as Exhibit B.

                  "Contracts" means all agreements, contracts or other binding arrangements, written or oral (including any amendments and other modifications thereto), to which any member of the Selling Group is a party or is otherwise bound and which affect or relate to the Assets or the business or operations of any of the Stations.

                  "Cure Period" has the meaning set forth in Section 10.1(b).

                  "Deferral Notice" has the meaning set forth in Section 9.1.

                  "Deposit Escrow Agreement" means the Deposit Escrow Agreement among Seller, Buyer and Escrow Agent, a copy of which is attached hereto as Exhibit A .

                  "Deposit Letter of Credit" means (a) during any period in which the Original Deposit Letter of Credit is held under the Deposit Escrow Agreement, the Original Deposit Letter of Credit, and (b) during any period in which the Substitute Deposit Letter of Credit is held under the Deposit Escrow Agreement, the Substitute Deposit Letter of Credit.

                  "Election Date" has the meaning set forth in Section 9.1.

                  "Employee Benefit Plans" means any "employee benefit plan" within the meaning of Section 3(3) of ERISA and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization or insurance plan providing benefits to any present or former employee or contractor of Seller or any member of the ERISA Group maintained by any such entity or as to which any such entity has any liability or obligation.

                  "Employee Pension Benefit Plans" has the meaning set forth in
Section 3(2)of ERISA.

                  "Environmental Costs or Liabilities" means any losses, liabilities, obligations, damages, fines, penalties, judgments, settlements, actions, claims, costs and expenses (including reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants, and the costs of investigation or feasibility studies and the performance of remedial or removal actions and cleanup activities) in connection with (1) Environmental Laws, (2) any order of, or contract of any member of the Selling Group with, any Governmental Entity or any private or public persons relating to or arising from Environmental Laws, or (3) any exposure of any person or property to Hazardous Substances

                  "Environmental Laws" means all Applicable Laws and rules of common law pertaining to the environment, natural resources, and public or employee health and safety including the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. ss. 9601 et seq.) ("CERCLA"), the Emergency Planning and Community Right to Know Act, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments Act of 1984, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act of 1970, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, and any similar or analogous statutes, regulations and decisional law of any Governmental Entity, as each of the foregoing may be amended and in effect on or prior to the Closing.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Group" means any member of the Selling Group and any other trades or businesses under common control within the meaning of Section 4001(b)(i) of ERISA with any member of the Selling Group.

                  "ESA" has the meaning set forth in Section 4.3.

                  "Escrow Agent" means Citibank, N.A. and includes its successors and assigns.

                  "Event Date" has the meaning set forth in Section 9.1.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "Excluded Assets" has the meaning set forth in Section 2.2.

                  "FCC" has the meaning set forth in the first recital hereto.

                  "FCC Consents" means actions by the FCC granting its consent to the assignment of the FCC Licenses for each of the Stations to Buyer as contemplated by this Agreement.

                  "FCC Licenses" means all of the licenses, permits, and other authorizations issued by the FCC to any member of the Selling Group and applications of any member of the Selling Group, if any, to the FCC relating to or used in the business or operations of any of the Stations, including those listed on Schedule 3.1(g), with any additions thereto between the date hereof and the Closing Date.

                  "Final Order" means written action or order issued by the FCC setting forth the FCC Consents (without the inclusion of any adverse conditions affecting Buyer's operation or ownership of any Station) and (a) which has not been reversed, stayed, enjoined, set aside, annulled, or suspended and (b) with respect to which (i) no requests have been filed for administrative or judicial review, reconsideration, appeal, or stay, and the time for filing any such requests and for the FCC to set aside the action on its own motion has expired or (ii) in the event of review, reconsideration, or appeal, such review, reconsideration, or appeal has been denied and the time for further review, reconsideration, or appeal has expired.

                  "Financial Statements"has the meaning set forth in Section 3.1(f).

                  "GAAP" means generally accepted accounting principles in the United States.

                  "Governmental Entity" means any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States or any state, county, parish or municipality, jurisdiction, or other political subdivision thereof.

                  "Hazardous Substances" has the meaning set forth in Section 3.1(m).

                  "Holdback Amount" has the meaning set forth in Section 11.5.

                  "HSR Act" has the meaning set forth in Section 3.1(e).

                  "Indemnification Escrow Agreement" means the Indemnification Escrow Agreement among Seller, Buyer, and Escrow Agent substantially in the form attached hereto as Exhibit C.

                  "Indemnified Costs" means the Buyer Indemnified Costs or the Seller Indemnified Costs, as the case may be.

                  "Indemnified Parties" means the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be.

                  "Indemnified Representation Costs" means the Buyer Indemnified Representation Costs or the Seller Indemnified Representation Costs, as the case may be.

                  "Indemnifying Party" means any person who is obligated to provide indemnification hereunder.

                  "Intellectual Property" means all Trademarks, Know-how, copyrights, copyright registrations and applications for registration, Patents and all other intellectual property rights whether registered or not, licensed to or owned by any member of the Selling Group relating to the business or operations of any Station, including the call letters of each of the Stations and the goodwill related to the foregoing.

                  "Know-how" means all plans, ideas, concepts and data, research records, all promotional literature, customer and supplier lists and similar data and information, and all other confidential or proprietary technical and business information.

                  "Knowledge" means, with respect to a specified party hereto, the actual knowledge of such party, together with such additional knowledge as would be gained by a reasonable person upon conducting reasonable and diligent inquiry concerning the subject matter in question. "Knowledge of the Selling Group" means the collective Knowledge of all the members of the Selling Group.

                  "Leased Real Property" means all of any member of the Selling Group's leasehold interests, easements, licenses, rights to access and rights-of-way which are used or held for use in the business and operations of any Station, including those interests which are identified and described in
Schedule 3.1(j), as modified by any addition or permitted deletion thereto between the date hereof and the Closing Date.

                  "Licenses" means the FCC Licenses and all other Permits issued by any Governmental Entity to any member of the Selling Group relating to or used or held for use in the business and operations of any Station, including those listed on Schedule 3.1(g), with any additions thereto between the date hereof and the Closing Date.

                  "Liens" has the meaning set forth in Section 3.1(l).

                  "Material Adverse Effect" means a material adverse effect on the business, operations, properties, condition (financial or otherwise), results of operations, assets, liabilities, or prospects of Seller other than effects attributable to general or industry-wide economic, financial or political conditions.

                  "Midcontinent" has the meaning set forth in the first paragraph of this Agreement.

                  "Midcontinent Balance Sheet" has the meaning set forth in
Section 3.1(f).

                  "Midcontinent Stations" has the meaning set forth in the first recital hereto.

                  "Minimum Loss" has the meaning set forth in Section 11.6(a).

                  "Multiemployer Plan" has the meaning set forth in Section 3(37) or Section 4001(a)(3) of ERISA.

                  "Non-Competition Agreement" means the Non-Competition Agreement between Point, Mid Continent, Buyer and Seller substantially in the form of Exhibit J.

                  "NPL" has the meaning set forth in Section 3.1(m).

                  "Organizational Documents" has the meaning set forth in
Section 3.1(a).

                  "Original Deposit Letter of Credit" means the certain original, irrevocable letter of credit in favor of Seller and the Escrow Agent issued by Bankers Trust Company for the sum of $1,900,000, and held in accordance with the provisions of the Deposit Escrow Agreement, and any substitute letter of credit issued in that amount in accordance with Section 4 of the Deposit Escrow Agreement.

                  "Owned Real Property" means certain parcels of real property owned in fee and used or held for use by any member of the Selling Group as described in Schedule 3.1(j), and all buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges, and appurtenances pertaining or belonging thereto, including any right, title, and interest of any member of the Selling Group in and to any street adjoining any portion of such property.

                  "Patents" means all patent and patent applications (including all reissues, divisions, continuations, continuations-in-part, renewals, and extensions of the foregoing) owned by any member of the Selling Group.

                  "Permits" has the meaning set forth in Section 3.1(m).

                  "Permitted Encumbrances" means (a) statutory liens for current Taxes not yet due and payable, (b) in the case of leases of real property, agreements with, and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits, or other entitlements of various types issued by, any Governmental Entity, necessary or beneficial to the continued use and occupancy of the Assets or the continuation of the operation of any Station, (c) mechanics', carriers', workers', repairers', and other similar liens imposed by law arising or incurred in the ordinary course of business for obligations not yet due, (d) in the case of leases of vehicles, rolling stock, and other personal property, encumbrances, which do not, individually or in the aggregate, materially impair the operation of the business at the facility at which such leased equipment or other personal property is located, (e) purchase money liens arising in the ordinary course of business and (f) other liens, charges or encumbrances incidental to the operation of the Stations or the ownership of the Assets which were not incurred in connection with the borrowing of money or the advance of credit and which, in the aggregate, do not materially detract from the value of the Assets or materially interfere with the use thereof or the operation of the Stations.

                  "Permitted Liens" has the meaning set forth in Section
3.1(l).

                  "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, or other entity.

                  "Personal Property" means all of the machinery, equipment (including transmitter and studio equipment), computer programs, computer software, tools, motor vehicles, furniture, leasehold improvements, office equipment, inventories, supplies, plant, spare parts, and other tangible or intangible personal property which are owned or leased by any member of the Selling Group for any Station and which are used or held for use in the business or operations of any Station, including the personal property which is listed on Schedule 3.1(k) hereto, together with any additions thereto between the date hereof and the Closing Date less any dispositions made in accordance with Section 4.1. The term Personal Property shall not include any of the Excluded Assets.

                  "Point" has the meaning set forth in the first paragraph of this Agreement.

                  "Point Balance Sheet" has the meaning set forth in Section 3.1(f).

                  "Point Stations" has the meaning set forth in the first recital hereto.

                  "Purchase Price" means the consideration payable by Buyer to Seller as provided in Section 2.3 hereof.

                  "Real Property" means the Leased Real Property and the Owned Real Property.

                  "Release" means the Release of Claims among Buyer and the Selling Group substantially in the form of Exhibit K.

                  "Released Claims" has the meaning set forth in Section
10.2(b).

                  "Released Parties" has the meaning set forth in Section
10.2(b).

                  "Schedules" means the Schedules attached hereto.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Seller" has the meaning set forth in the first paragraph of this Agreement.

                  "Seller Indemnified Costs" means: (a) any and all damages, losses, claims, liabilities, demands, charges, suits, penalties, costs, and expenses (including court costs and reasonable attorneys' fees and expenses incurred in investigating and preparing for any litigation or proceeding) which any of the Seller Indemnified Parties incur and which arise out of any breach or default by Buyer of (i) any of the representations or warranties under this Agreement or any agreement or document executed in connection herewith (collectively, "Seller Indemnified Representation Costs") or (ii) any covenant or agreement under this Agreement or any agreement or document executed in connection herewith; (b) any and all losses, liabilities, or damages incurred by any of the Seller Indemnified Parties resulting from Buyer's operation or control of the Stations on and after the Closing Date, including any and all liabilities arising under the Licenses or the Assumed Contracts which relate to events occurring after the Closing Date; (c) the items indemnified against pursuant to Section 5.3; and
(d) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing.

                  "Seller Indemnified Parties" shall mean each member of the Selling Group and each officer, director, employee, consultant, partner, and Affiliate of each member of the Selling Group.

                  "Seller Negative Trade Balance" has the meaning set forth in
Section 4.2.

                  "Selling Group" shall mean Point, Midcontinent and Seller.

                  "Sites" has the meaning set forth in Section 3.1(m).

                  "Station or Stations" has the meaning set forth in the first recital hereto.

                  "Station Event" has the meaning set forth in Section 9.1.

                  "Station Licenses" has the meaning set forth in Section
3.1(g).

                  "Station Management" has the meaning set forth in Section 4.1(b).

                  "Substitute Deposit Letter of Credit" means that certain original, irrevocable letter of credit in favor of Seller and the Escrow Agent issued by Bankers Trust Company or another lender reasonably acceptable to Seller for the sum of $3,150,000 and held in accordance with the provisions of the Deposit Escrow Agreement, and any substitute letter of credit issued in that amount in accordance with Section 4 of the Deposit Escrow Agreement. An increase in the amount of the Original Deposit Letter of Credit to $3,150,000 shall constitute the issuance of a Substitute Deposit Letter of Credit.

                  "Target Closing Date" has the meaning set forth in Section
9.1.

                  "Taxes" means taxes, charges, fees, imposts, levies, interest, penalties, additions to tax or other assessments or fees of any kind, including, but not limited to, income, corporate, capital, excise, property, sales, use, turnover, value added and franchise taxes, deductions, withholdings and customs duties, imposed by any Governmental Entity and any payments with respect thereto required under any tax-sharing agreement.

                  "Tax Returns" means any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

                  "Title Commitment" means the commitment to issue an owner's title policy as provided in Section 8.2(e).

                  "Title Company" means First American Title Insurance Company or such other title insurance company reasonably acceptable to Buyer.

                  "Title Policy" has the meaning set forth in Section 8.2(e).

                  "Trade Deals" means the exchanges by a Station of its advertising time for goods or services, other than in connection with the licensing of programs and programming material.

                  "Trademarks" means (a) trademarks, service marks, trade names, trade dress, labels, logos, and all other names and slogans associated with any products or embodying the goodwill of the business of any Station, whether or not registered, and any applications or registrations therefor (excluding marks, registered or unregistered, bearing the name "Midcontinent," "Midco," "M," "Point," "Point Communications" or marks of similar import) and
(b) any associated goodwill incident thereto owned by any member of the Selling Group.

                  "Trading Event" has the meaning set forth in Section 9.1.

                  "Transaction Documents" has the meaning set forth in Section 3.1(d).

                  "Voting Debt" has the meaning set forth in Section 3.1(c).

                  "Warranty Deed" means a Wisconsin general warranty deed in form and substance acceptable to the Buyer and the Title Company pursuant to which Seller conveys to Buyer the Owned Real Property at the Closing.

                  "WIBA Building" has the meaning set forth in Section 4.4.

         1.2. References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words "this Agreement," "herein," "hereby," "hereunder," and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words "this Section," "this subsection," and words of similar import, refer only to the Sections or subsections hereof in which such words occur. The word "or" is not exclusive, and the word "including" (in its various forms) means "including without limitation." Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

                                   ARTICLE II

                          SALE AND PURCHASE OF ASSETS

         2.1. Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver to Buyer on the Closing Date, and Buyer shall purchase on the Closing Date, all of the Assets, free and clear of any Liens or liabilities (except for Permitted Encumbrances and liabilities assumed by Buyer in accordance with
Section 2.5). The Assets to be assigned, transferred and delivered by Seller hereunder shall include the following:

                  (a)      All Personal Property;

                  (b)      All Leased Real Property;

                  (c)      All Owned Real Property;

                  (d)      All Licenses;

                  (e)      All Assumed Contracts;

                  (f)      All Intellectual Property;

                  (g) To the extent that they are in the possession or control of any member of the Selling Group, each of the Station's technical information and data, machinery and equipment warranties (to the extent such warranties are assignable), if any, maps, plans, diagrams, blueprints and schematics relating to such Station, if any, including filings with the FCC which relate to such Station, and goodwill relating to the foregoing;

                  (h) To the extent that they are in the possession or control of any member of the Selling Group, all books and records relating to the business and operation of any of the Stations (excluding those described in Section 2.2), including (i) executed copies of the Assumed Contracts, or if no executed agreement exists, summaries of each Assumed Contracts transferred pursuant to clause (e) above and (ii) all records required by the FCC to be kept by each Station, subject to the right of Seller to have such books and records made reasonably available to Seller for tax and other legitimate partnership purposes for a period of six years after the Closing;

                  (i) To the extent assignable, all computer programs and software, and all rights and interests of Seller in and to computer programs and software used or held for use in connection with the business or operations of any Station;

                  (j) Except for claims relating to Taxes and Choses in Action, if any, of any member of the Selling Group described on
         Schedule 2.1(j), all Choses in Action of Seller; and

                  (k) All intangible assets of Seller relating to any Station or the business or operation of any Station not specifically described above, including goodwill and all other assets, other than the Excluded Assets, used or held for use in connection with Station or the business of the Seller.

         2.2. Excluded Assets. The Excluded Assets shall consist of the following:

                  (a) In each case determined as of 11:59 p.m. on the day prior to the Closing Date, the cash on hand of any member of the Selling Group and all other cash in any of the bank or savings accounts of any member of the Selling Group; notes receivable, letters of credit or other similar items of any member of the Selling Group; any stocks, bonds, certificates of deposit and similar investments of any member of the Selling Group; and any other cash equivalents of any member of the Selling Group;

                  (b) Partnership or corporate books and other books and records of any member of the Selling Group relating solely to internal partnership or corporate matters and any other books and records not related to any Station or the business or operations of any Station;

                  (c) Any claims, rights and interest of any member of the Selling Group in and to any (i) refunds of Taxes or fees of any nature whatsoever or (ii) deposits or utility deposits, which in each case relate solely to the period prior to the Closing Date;

                  (d) All insurance contracts, including the cash surrender value thereof, and all insurance proceeds or claims made by any member of the Selling Group relating to property or equipment repaired, replaced or restored by Seller prior to the Closing Date;

                  (e) All Employee Benefit Plans and all assets or funds held in trust, or otherwise, associated with or used in connection with the Employee Benefit Plans;

                  (f) All Choses in Action, if any, of any member of the Selling Group excluded from Section 2.1(j);

                  (g)       All Accounts Receivable;

                  (h)       The assets, if any, described on Schedule 2.2(h);

                  (i) All tangible and intangible personal property disposed of or consumed in the ordinary course of business between the date of this Agreement and the Closing Date, or as otherwise permitted under the terms hereof; and

                  (j) Any Contracts not included in the Assumed Contracts and all Contracts that have terminated or expired prior to the Closing Date.

         2.3. Purchase Price. Subject to the adjustments set forth in Sections 2.4, 2.5(b), 4.4, and 9.1, the Purchase Price for the Assets is Thirty-Eight Million Five Hundred Thousand Dollars ($38,500,000).

         2.4.     Adjustments and Prorations.

                  (a) All revenues arising from the operation of the Stations earned or accrued up until 11:59 p.m. on the day prior to the Closing Date and all expenses, costs and liabilities, arising therefrom incurred, accrued or payable up until such time, including expenses arising under the Assumed Contracts, tower rentals, business and license fees, utility charges, real and personal property Taxes levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, other Taxes, wages, salaries, vacation and sick and employee compensation pay, shall be prorated between Buyer and Seller in accordance with the principle that (i) Seller shall receive all earned or accrued revenues, refunds and deposits of Seller held by third parties, and shall be responsible for all expenses, costs and liabilities incurred, payable or allocable to the conduct of the business and operations of each Station for the period ending at 11:59 p.m. on the day prior to the Closing Date and (ii) Buyer shall receive all revenues earned or accrued and shall be responsible for all expenses, costs and liabilities incurred, payable or allocable to the conduct of the business and operations of each Station for the period commencing on and continuing after the Closing Date. An adjustment of the Purchase Price and proration shall be made in favor of Buyer to the extent that Buyer assumes any liability under any Assumed Contract to refund (or to credit against payments otherwise due) any security deposit or similar prepayment paid to Seller by any lessee or other third party which is not otherwise credited to Buyer. Subject to Buyer's receipt of appropriate estoppel certificates, an adjustment of the Purchase Price and proration shall be made in favor of Seller to the extent that Seller has made (A) any security deposit under any Assumed Contract whether or not there is a proration under such Assumed Contract or (B) other prepayment under any Assumed Contracts for which there is a proration. Seller shall be liable for all of the costs of employee compensation relating to each of the Stations properly attributable to or accruable on account of service with the Seller through 11:59 p.m. on the date prior to the Closing Date, including (1) all Taxes and related contributions, vacations and sick pay and (2) all group medical, dental or death benefits for claims incurred, related to or arising from, events occurring on or prior to 11:59 p.m. on the date prior to the Closing Date, or death or disability occurring on or prior to 11:59 p.m. on the date prior to the Closing Date, whether reported by the Closing Date or thereafter; Buyer shall be liable for all of the costs of employee compensation relating to each of the Stations properly attributable or accruable thereafter on account of service with Buyer. Except as provided in Section 2.5(b), Trade Deals shall not be adjusted or prorated.

                  (b)     Adjustments or prorations pursuant to this Section
2.4 will, insofar as feasible, be determined and paid on the Closing Date based upon Seller's good faith calculation delivered to Buyer five days prior to the Closing Date and reasonably approved by Buyer, with final settlement and payment by the appropriate party occurring no later than 60 days after the Closing Date. Within 60 days after the Closing Date, Buyer shall submit to Seller its good faith determination of the adjustments or prorations required by this Section 2.4. Buyer's determination of the amount of adjustment under this Section 2.4 shall be made in accordance with GAAP, consistently applied. If Seller disagrees with the determination made by Buyer of the adjustment, Seller shall give prompt written notice thereof, but in no event later than 20 days after notice of Buyer's determination, specifying in reasonable detail the nature and extent of the disagreement, and Buyer and Seller shall have a period of 30 days in which to resolve the disagreement. If the parties are unable to resolve the disagreement within the 30-day period, the matter shall be submitted to Coopers & Lybrand L.L.P., an independent certified public accounting firm, which accounting firm shall be directed to submit a final resolution within 30 days. The accounting firm's determination shall be binding on Buyer and Seller. Each party shall bear the fees and expenses of its own representatives, including its independent accountants, if any, and shall share equally the fees and expenses of Coopers & Lybrand, L.L.P., if engaged, to resolve any disagreement between the parties. Within five Business Days following a final determination hereunder, the party obligated to make payment will make the payments determined to be due and owing in accordance with this
Section 2.4.

         2.5. Assumption of Liabilities and Obligations. (a) As of the Closing Date, Buyer shall assume and undertake to pay, discharge and perform all the obligations and liabilities of Seller relating to each Station under the Licenses and the Assumed Contracts assumed by Buyer relating to the time period beginning on or arising out of events occurring on or after the Closing Date. All other obligations and liabilities of Seller, including (i) obligations or liabilities under any contract not included in the Assumed Contracts, (ii) obligations or liabilities under any Assumed Contract for which a Consent, if required, has not been obtained as of the Closing, (iii) any obligations and liabilities arising under the Assumed Contracts that relate to the time period prior to the Closing Date or arise out of events occurring prior to the Closing Date and (iv) any forfeiture, claim or pending litigation or proceeding relating to the business or operations of any Station, prior to the Closing Date, shall remain and be the obligation and liability solely of Seller. Other than as specified herein, Buyer, directly or indirectly, shall assume no liabilities or obligations of any member of the Selling Group.

                  (b) Schedule 2.5(b) contains a list of all of the Trade Deals in effect as of December 31, 1996 and correctly sets forth under the column entitled "balance" the balance, in dollar value, of either (i) the Seller's obligations to the other party under each such Trade Deal (denoted by a minus on Schedule 2.5(b)) or (ii) the amount due (reflected as a positive number on Schedule 2.5(b)) Seller under such Trade Deal. On the Closing Date, Buyer shall assume Seller's obligations under (i) the Trade Deals listed on
Schedule 2.5(b) to the extent that the goods or services to be provided by the advertisers pursuant to such Trade Deals are used or useful in connection with the business or operations of any Station and (ii) all Trade Deals entered into by Seller between the date hereof and the Closing Date with the consent of Buyer; provided, however, if, as of the Closing Date, the obligation of Seller for air time due another party pursuant to all (x) Trade Deals (other than Trade Deals involving media trades with television stations) to be assumed by Buyer exceeds $5,000 in the aggregate or (y) Trade Deals involving media trades with television stations to be assumed by Buyer exceeds $45,000 in the aggregate, then in each case the amount of the applicable excess shall be considered a pre-Closing Date operating expense of Seller to be prorated in accordance with Section 2.4(a). The Trade Deals assumed by Buyer pursuant to the terms of this Section 2.5(b) shall be considered Assumed Contracts.

         2.6. Allocation. Within 30 days after the Closing Date, Seller and Buyer shall negotiate in good faith an allocation of the Purchase Price among the Assets that complies with Section 1060 of the Code with respect to the allocation of the Purchase Price (as well as any liabilities assumed by Buyer). If the allocation is not agreed upon within 30 days after the Closing, then Buyer and Seller agree that the allocation shall be made and consistently reported by Buyer and Seller in compliance with Section 1060 based upon an asset valuation supplied by Broadcast Investment Analysts. The cost of such appraisal shall be shared equally by Buyer and Seller. Buyer will order such appraisal from Broadcast Investment Analysts on or after such date as the FCC Consents have been placed on public notice. The appraisal, if required, shall be provided to Seller within 45 days after the Closing Date.

         2.7. Earnest Money. (a) Concurrently with the execution of this Agreement, Buyer shall deposit the Original Deposit Letter of Credit with the Escrow Agent to be held in escrow in accordance with the Deposit Escrow Agreement in the form of Exhibit A.

                  (b) Concurrently with the giving of a Deferral Notice, Buyer shall deposit the Substitute Deposit Letter of Credit with the Escrow Agent to be held in escrow in accordance with the Deposit Escrow Agreement and, effective upon such deposit, Buyer and Seller shall instruct the Escrow Agent to release the Original Deposit Letter of Credit to Buyer for cancellation unless Buyer increases the amount of the Original Letter of Credit to $3,150,000 so as to constitute the issuance of a Substitute Letter of Credit.

                  (c) Subject to satisfaction of the conditions to the obligations set forth in Article VIII, at the Closing, Seller shall instruct the Escrow Agent to release and return the Deposit Letter of Credit to Buyer for cancellation.

                  (d)      If this Agreement is terminated as provided in
Section 10.1, Buyer and Seller shall instruct the Escrow Agent to release the Deposit Letter of Credit to Buyer or to Seller, all as provided in Section 10.2.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES REGARDING SELLER

         3.1. Representations and Warranties Regarding Seller. Each member of the Selling Group, jointly and severally, represents and warrants to Buyer as follows (with the understanding that Buyer is relying on such representations and warranties in entering into and performing this Agreement).

                  (a) Organization, Good Standing, Etc. Each of Point and Midcontinent is duly organized and validly existing (and, as to Midcontinent only, is in good standing) under the laws of its jurisdiction of organization or incorporation, as applicable, and has all requisite partnership or corporate, as applicable, power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly organized and validly existing under the laws of the State of Wisconsin and has all requisite partnership power and authority to own, lease and operate its properties and to carry on the business of the Stations as now being conducted and is duly qualified to do business in each State listed on Schedule 3.1(a), which States will represent every jurisdiction in which the nature of its business or the ownership or leasing of the Assets makes such qualification necessary, except where the failure to so qualify could not have a Material Adverse Effect. Point and Midcontinent have delivered to Buyer true and complete copies of the Agreement of Limited Partnership of Point, the Articles of Incorporation and Bylaws of Midcontinent and the Partnership Agreement (or equivalent organizational documents) of Seller (such documents being referred to collectively herein as the "Organizational Documents"), as in effect at the date of this Agreement. No member of the Selling Group is in violation of any provisions of its Organizational Documents.

                  (b) Subsidiaries of Seller. Seller does not own, directly or indirectly, any of the capital stock of, or other equity interest in, any other Person or have the right, pursuant to a contract or otherwise, to acquire any capital stock, equity interest or other similar investment in any other Person.

                  (c) Capital Structure. Point and Midcontinent own all of the outstanding equity interests in Seller, and will continue to be the sole owners of equity interests in Seller on the Closing Date. No partnership interests in Seller are reserved for issuance for any purpose and none will be issued after the date hereof and prior to the Closing Date. As of the date hereof, there are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote ("Voting Debt") on any matters on which the partners of Seller may vote. All the issued and outstanding partnership interests of Seller are duly and validly issued, are not subject to further capital calls or assessments except as contemplated by the Partnership Agreement of Seller, and have not been issued in violation of any preemptive or similar rights. There are no options, warrants, calls, rights, commitments, or agreements of any character to which Seller is a party or by which Seller is bound obligating Seller to issue, deliver, or sell, or cause to be delivered or sold, any additional equity interests or Voting Debt in Seller, or obligating Seller to grant, extend, or enter into any such option, warrant, call, right, commitment, or agreement. There are no outstanding contractual obligations of Seller to repurchase, redeem, or otherwise acquire any equity interests in Seller.

                  (d) Authority. To the extent that they are a party thereto, each member of the Selling Group has all requisite partnership or corporate, as applicable, power and authority to enter into this Agreement, the Deposit Escrow Agreement, the Bill of Sale and Assignment, the Assumption Agreement, the Indemnification Escrow Agreement, the Non-Competition Agreement and each other agreement, document, and instrument required to be executed by any member of the Selling Group in accordance herewith or therewith (collectively, the "Transaction Documents") and to consummate the transactions contemplated hereby or thereby. The execution and delivery of the Transaction Documents by each member of the Selling Group, to the extent that they are a party thereto, and the consummation by each member of the Selling Group of the transactions contemplated hereby or thereby, to the extent that they are a party thereto, have been duly authorized by all necessary partnership or corporate, as applicable, action on the part of each member of the Selling Group. Each Transaction Document has been, or upon execution and delivery will be, duly executed and delivered and constitutes the valid and binding obligations of each member of the Selling Group that is a party thereto and is enforceable against each of them to the extent that they are a party thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  (e) No Conflict; Required Filings and Consents. The execution and delivery of the Transaction Documents by each member of the Selling Group that is a party thereto does not, and the performance by each member of the Selling Group that is a party thereto of the transactions contemplated hereby or thereby to the extent that they are a party thereto will not, subject to obtaining the consents, approvals, authorizations, and permits and making the filings described in this Section 3.1(e) and obtaining any required consents under Assumed Contracts, (A) violate, conflict with, or result in any breach of any provision of any Organizational Documents, (B) violate, conflict with, or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or result in the acceleration of, or entitle any party to accelerate (whether as a result of a change of control of any member of the Selling Group or otherwise) any obligation, or result in the loss of any benefit, or give any Person the right to require any security to be repurchased, or give rise to the creation of any Lien, charge, security interest, or encumbrance upon any of the Assets under any of the terms, conditions, or provisions of any loan or credit agreement, note, bond, mortgage, indenture, or deed of trust, or any license, lease, agreement, or other instrument or obligation to which any member of the Selling Group is a party or by which any member of the Selling Group or any of the Assets may be bound or subjected, or (C) violate any order, writ, judgment, injunction, decree, statute, rule, or regulation of any Governmental Entity applicable to any member of the Selling Group or by which or to which any of the Assets is bound or subject. No Consent of any Governmental Entity is required by or with respect to any member of the Selling Group in connection with the execution and delivery of any Transaction Documents by any member of the Selling Group or the consummation of the transactions contemplated hereby or thereby, except for (1) the filing of a premerger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (2) the FCC Consents (as contemplated by Section 7.1 hereof).

                  (f) Reports; Financial Statements; Absence of Certain Changes or Events.

                           (i) Each member of the Selling Group has filed all forms, reports, statements, and other documents required to be filed with any and all Governmental Entities, including the FCC (all such forms, reports, statements and other documents being referred to herein, collectively, as the "Company Reports"). The Company Reports were prepared in all material respects in accordance with the requirements of applicable law.

                           (ii) The Selling Group has delivered to Buyer copies of (i) the audited balance sheet as of December 31, 1995, together with the related audited statements of operations, partner's capital and cash flows, of Point for the four month period then ended, and the notes thereto, accompanied by the report thereon of Coopers & Lybrand L.L.P., independent public accountants, (ii) the unaudited WIBA and WMAD combined statement of operations for the nine month periods ended September 30, 1996 and September 30, 1995, (iii) the unaudited WIBA and WMAD combined statement of operations for the twelve month periods ending December 31, 1995 and December 31, 1994,
         (iv) the unaudited balance sheet of Point as of August 31, 1996 (the "Point Balance Sheet"), (v) the unaudited income statement of Midcontinent for the nine month period ended September 30, 1996 together with detailed profit and loss statements for the month of September 1996 and the nine month period ended September 30, 1996,
         (vi) the unaudited balance sheet as of August 31, 1996 of Midcontinent (the "Midcontinent Balance Sheet"), and (vii) the unaudited income statement of Midcontinent for the year ended December 31, 1995 together with a detailed profit and loss statement for such year. All of the foregoing financial statements are collectively referred to herein as the "Financial Statements". The Financial Statements, including the notes thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or in Schedule 3.1(f) or required by changes in GAAP) and present accurately in all material respects the information purported to be presented therein as of such dates and for the periods then ended.

                           (iii) The Selling Group has delivered to Buyer copies of all financial statements of WIBA and WMAD as of dates prior to September 1, 1995, which were delivered by the previous owners of such Stations to Point in connection with Point's acquisition of such Stations from such previous owners. No member of the Selling Group has reason to believe that such financial statements were not prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or in Schedule 3.1(f) or required by changes in GAAP) or that such financial statements do not present accurately in all material respects the information purported to be presented therein as of such dates and for the periods then ended.

                           (iv) Except as disclosed in Schedule 3.1(f), there is no liability or obligation of any kind, whether accrued, absolute, fixed, contingent, or otherwise, of Point, Midcontinent or Seller, as applicable, that is not reflected or reserved against in the Point Balance Sheet or the Midcontinent Balance Sheet, as applicable (collectively, the "Balance Sheets"), other than (A) liabilities and obligations incurred in the ordinary course of business in a manner consistent with past practice since August 31, 1996 (the "Balance
         Sheet Date"),
         or (B) any such liability or obligation which would not be required to be presented in financial statements or the notes thereto prepared in conformity with GAAP applied, in a manner consistent with past practice, in the preparation of the Financial Statements.

                           (v) Except as disclosed in Schedule 3.1(f), since the Balance Sheet Date, each member of the Selling Group has conducted its respective business only in the ordinary course consistent with past practice and nothing has occurred that would have been prevented by Section 4.1 if the terms of such section had been in effect as of and after the Balance Sheet Date. Since the Balance Sheet Date, there has not occurred, and no member of the Selling Group has incurred or suffered, any event, circumstance, or fact that would result in a Material Adverse Effect. Additionally, since August 31, 1996, there has not occurred any event, circumstance, or fact that materially impairs the physical assets at any Station.

                  (g)      Compliance with Applicable Laws: FCC Matters.

                           (i) The respective business of each member of the Selling Group has been conducted in compliance in all material respects with each Applicable Law. No investigation or review by any Governmental Entity with respect to any member of the Selling Group is pending or, to the Knowledge of the Selling Group, threatened. Without limiting the generality of the foregoing, each member of the Selling Group has complied in all material respects with the Communications
         Act of 1934, as amended, and all rules, regulations and written policies of the FCC thereunder (collectively, the "Communications Act"), all obligations with respect to equal opportunity under Applicable Law, and all rules and regulations of the Federal Aviation Administration applicable to each of the towers used or held for use by each Station. In addition, in all material respects each member of the Selling Group has duly and timely filed, or caused to be so filed, with the FCC and other appropriate Governmental Entities all reports, statements, documents, registrations, filings, or submissions with respect to the operation of each Station and the ownership thereof, including applications for renewal of authority required by Applicable Law to be filed. All such FCC filings complied in all material respects with Applicable Laws when made, and no deficiencies have been asserted with respect to any such filings. The material required by 47 C.F.R. ss. 73.3526 to be kept in the public inspection files of each Station is in such files.

                           (ii) Schedule 3.1(g) is a true and complete list of (A) all of the FCC Licenses, including the expiration dates thereof, as of the date of this Agreement and (B) all other material licenses, permits, or authorizations issued to any member of the Selling Group by any other Governmental Entities and held by any of them as of the date of this Agreement. Such FCC Licenses, licenses, permits, and authorizations, and all pending applications for modification, extension, or renewal thereof or for new licenses, permits, permissions, or authorizations, are collectively referred to herein as the "Station Licenses." Seller is the legally authorized holder of each of the Station Licenses. The Station Licenses constitute all the licenses, permits and authorizations required for the operation of the Stations and the business of Seller, and each of the Station Licenses is in full force and effect. Each of the Stations has been operated in all material respects in accordance with the terms of the applicable Station Licenses, and Seller is otherwise in compliance with, and has conducted its business so as to comply with, the terms of the respective Station Licenses. There are no proceedings pending or, to the Knowledge of the Selling Group, threatened with respect to the ownership or operation of any Station which reasonably may be expected to result in the revocation, material adverse modification, non-renewal, or suspension of any Station Licenses, the denial of any pending applications for Station Licenses, the issuance against the Seller of any cease and desist order, or the imposition of any administrative actions by the FCC or any other Governmental Entity with respect to any of the Station Licenses, or which reasonably may be expected to materially and adversely affect any Station's ability to operate as currently operated or Buyer's ability to obtain control of any Station Licenses or operate any Station. To the Knowledge of the Selling Group, no other broadcast station or radio communications facility is causing interference to any Station's transmissions beyond that which is allowed by FCC rules and regulations and no Station is causing interference to any other broadcast station or radio communications facilities' transmissions beyond that which is allowed by the FCC rules and regulations. Each member of the Selling Group has no reason to believe that the FCC will not renew any of the Station Licenses issued by the FCC in the ordinary course of business. To the Knowledge of the Selling Group, there are no facts relating to any member of the Selling Group under the Communications Act that reasonably may be expected to disqualify Seller from transferring control of the Station Licenses pursuant to the terms of this Agreement or that would prevent the consummation by any of them of the transactions contemplated by this Agreement.

                  (h)      Absence of Litigation. Except as set forth on
Schedule 3.1(h), there is no claim, action, suit, inquiry, judicial, or administrative proceeding, grievance, or arbitration pending or, to the Knowledge of the Selling Group, threatened against any member of the Selling Group or any of the Assets by or before any arbitrator or Governmental Entity, nor to the Knowledge of the Selling Group are there any investigations relating to any member of the Selling Group or any of the Assets pending or threatened by or before any arbitrator or Governmental Entity. Except as set forth in
Schedule 3.1(h), there is no judgment, decree, injunction, order, determination, award, finding, or letter of deficiency of any Governmental Entity or arbitrator outstanding against any member of the Selling Group or any of the Assets. There is no action, suit, inquiry, judicial, or administrative proceeding pending or, to the Knowledge of the Selling Group, threatened against any member of the Selling Group relating to the transactions contemplated by this Agreement.

                  (i) Insurance. Since the date that Point acquired the Point Stations and since January 1, 1992, in the case of the Midcontinent Stations, each of Point and Midcontinent has been insured and as of the date hereof the Seller is insured against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Schedule 3.1(i) sets forth an accurate summary of all fire, general liability, malpractice liability, theft, and other forms of insurance and all fidelity bonds held by or applicable to Seller. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy held by any member of the Selling Group has been canceled within the last two years prior to the date hereof.

                  (j) Real Property. (i) Schedule 3.1(j) contains an accurate description of all the Owned Real Property. Seller has good and marketable, fee simple, absolute title in and to the Owned Real Property. Seller has sufficient title to such easements, rights of way and other rights appurtenant to each of the Owned Real Properties as are necessary to permit ingress and egress to and from the Owned Real Property to a public way and, except as set forth on Schedule 3.1(j), the improvements on the Owned Real Property have access to such sewer, water, gas, electric, telephone and other utilities as are necessary to allow the business of the Seller to be operated in the ordinary course. There is no pending condemnation or similar proceeding affecting the Owned Real Property or any portion thereof, and to the Knowledge of the Selling Group, no such action is threatened. The improvements on the Owned Real Property used in connection with the present day-to-day operation of the Stations are in operating condition and repair (ordinary wear and tear excepted), fit for the purposes for which they are being utilized, and there has been no damage to such improvements that affects the conduct of such business in any material respect that has not been repaired or remedied. Except as set forth on Schedule 3.1(j), there are no lessees or tenants at will in possession of any portion of any of the Owned Real Property other than Seller, whether as lessees, tenants at will, trespassers or otherwise. No zoning, building or other federal, state or municipal law, ordinance, regulation or restriction is violated in any material respect by the continued maintenance, operation or use of the Owned Real Property or any tract or portion thereof or interest therein in its present manner. The current use of the Owned Real Property and all parts thereof does not violate any restrictive covenants of record affecting any of the Owned Real Property. All necessary Licenses by any Governmental Entity with respect to the Owned Real Property have been obtained, have been validly issued, and are in full force and effect.

                           (ii)     Schedule 3.1(j) contains an accurate
descriptions of all the leasehold interests relating to the business and operations of each of the Stations as now conducted. Each lease described in
Schedule 3.1(j) is a valid and binding obligation of Seller and is in full force and effect without amendment other than as described in Schedule 3.1(j). Except as otherwise disclosed on Schedule 3.1(j) Seller is not, and to the Knowledge of the Selling Group, no other party is, in material default under any lease described in Schedule 3.1(j). Subject to obtaining the Consents disclosed in Schedule 3.1(j), Seller has the full legal power and authority to assign its rights under the leases listed in Schedule 3.1(j) to Buyer. All leasehold interests listed in Schedule 3.1(j) (including the improvements thereon) are available for immediate use in the conduct of the business and operations of each of the Stations as currently conducted.

                  (k) Personal Property. Schedule 3.1(k) contains a description of the items of Personal Property (having a historical cost of not less than $10,000 for each item) which comprise all such Personal Property used or held for use in connection with the business and operations of any Station or which permits the operation of any Station as now conducted. Except as set forth on Schedule 3.1(k), Seller has good title to, or a valid leasehold or license interest in, all Personal Property, and none of the Personal Property is subject to any Lien or other encumbrances, except for Permitted Encumbrances. No member of the Selling Group is, and to the Knowledge of the Selling Group, no other party is, in material default under any of the leases, licenses and other Contracts relating to the Personal Property. Except as otherwise disclosed in Schedule 3.1(k), the Personal Property (i) is in operating condition and repair (ordinary wear and tear excepted) and not in need of material repair or replacement, (ii) is available for immediate use in the business and operation of each of the Stations as currently conducted, and
(iii) permits each of the Stations to operate in accordance with the terms of their respective FCC Licenses and the rules and regulations of the FCC and with all other applicable federal, state and local statutes, ordinances, rules and regulations.
                  (l) Liens and Encumbrances. All of the Assets, including leases, are free and clear of all liens, pledges, claims, security interests, restrictions, mortgages, tenancies, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights of way, covenants, restrictions, rights of first refusal, defects in title, encroachments, and other burdens, options or encumbrances of any kind (collectively, "Liens") except (i) Permitted Encumbrances and (ii) Liens in favor of Finova Capital Corporation securing that certain $13,500,000 loan from Finova Capital Corporation to Seller (the Liens referred to in clauses (i) and (ii) being "Permitted Liens"). At the Closing, all of the Assets shall be free and clear of all Liens other than Permitted Encumbrances.

                  (m)       Environmental Matters.

                            (i) Schedule 3.1(m) sets forth each piece of real property owned, operated or leased by Seller with respect to the Stations (the "Sites") and the date that Point, Midcontinent or Seller purchased or commenced operating or leasing each site (the "Commencement Date"). With respect to each Site, since the Commencement Date, the operations of each member of the Selling Group on the Sites have complied and continue to comply in all material respects with all Applicable Laws and rules of common law pertaining to the environment, natural resources, and public or employee health and safety, including all Environmental Laws;

                            (ii) No judicial proceedings are pending or, to the Knowledge of the Selling Group, threatened against any member of the Selling Group alleging the violation of any Environmental Laws, and there are no administrative proceedings pending or, to the Knowledge of the Selling Group, threatened against any member of the Selling Group, alleging the violation of any Environmental Laws, and no written notice from any Governmental Entity or any private or public Person has been received by any member of the Selling Group claiming any violation of any Environmental Laws in connection with any Site or requiring any remediation, clean-up, modification, repairs, work, construction, alterations, or installations on or in connection with any Site that are necessary to comply with any Environmental Laws and that have not been complied with or otherwise resolved to the satisfaction of the party giving notice;

                            (iii) All permits, registrations, licenses, authorizations, and the like ("Permits") required to be obtained or filed by any member of the Selling Group under any Environmental Laws in connection with their respective operations at the Sites, including those activities relating to the generation, use, storage, treatment, disposal, release, or remediation of Hazardous Substances (as such term is defined in Section 3.1(m)(iv) hereof), have been duly obtained or filed, and each member of the Selling Group is and has at all times been in full compliance in all material respects with the terms and conditions of all such Permits;

                           (iv) Except as set forth on Schedule 3.1(m), all Hazardous Substances used or generated by each member of the Selling Group or any of their respective predecessors on, in, or under any Site are and have at all times been generated, stored, used, treated, disposed of, and released by such Persons or on their behalf in such manner as not to result in any Environmental Costs or Liabilities. "Hazardous Substances" means (A) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, and toxic substances as those terms are defined under any Environmental Laws;
         (B) any asbestos or any material which contains any hydrated mineral silicate, including chrysolite, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (C) PCBs, or PCB- containing materials, or fluids; (D) radon; (E) any other hazardous, radioactive, toxic or noxious substance, material, pollutant, contaminant, constituent, or solid, liquid or gaseous waste; (F) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; (G) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Laws or with respect to which any Environmental Laws or Governmental Entity requires environmental investigation, monitoring or remediation; and (H) any underground storage tanks, dikes, or impoundments as defined under any Environmental Laws;

                           (v) There are not now, nor have there been in the past, on, in or under any Site when owned, leased, or operated by any member of the Selling Group or when owned, leased, or operated by any of their respective predecessors, any Hazardous Substances that are in a condition or location that violates any Environmental Law or that reasonably could be expected to require remediation under any Environmental Laws or give rise to claim for damages or compensation by any affected Person or to any Environmental Costs or Liabilities;

                           (vi) No member of the Selling Group has received and, to the Knowledge of the Selling Group, does not expect to receive, any notification from any source advising any member of the Selling Group that: (A) because of its operations at the Sites, it is a potentially responsible party under CERCLA or any other Environmental Laws; (B) any Site is identified or proposed for listing as a federal National Priorities List ("NPL") (or state- equivalent) site or a Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS") list (or state-equivalent) site; or (C) any facility to which it has ever transported or otherwise arranged for the disposal of Hazardous Substances is identified or proposed for listing as an NPL (or state equivalent) site or CERCLIS (or state- equivalent) site; and

                           (vii) No Station's operations has a significant environmental impact, as defined by 47 C.F.R. ss. 1.1307.

                  (n) Taxes. Since January 1, 1992, each member of the Selling Group has filed or caused to be filed all Tax returns affecting a Station or any of the Assets which are required to be filed by it, and all such Tax Returns which have been filed are accurate and complete in all material respects, and each member of the Selling Group has timely paid all Taxes shown on such returns or on any Tax assessment received by any of them to the extent that such Taxes have become due. There are no Liens for Taxes that have become due upon any of the Stations or any of the Assets. No member of the Selling Group has received notice of any Tax deficiency or delinquency. No Internal Revenue Service audit of any member of the Selling Group is pending (except a pending audit of the parent of Midcontinent) or, to the Knowledge of the Selling Group, threatened, and the results of any completed audits are properly reflected in the Financial Statements. All monies required to be withheld by each member of the Selling Group from employees or collected from customers for Taxes and the portion of any Taxes to be paid by any member of the Selling Group to any Governmental Entity or set aside in accounts for such purposes have been so paid or set aside, or such monies have been reserved against and are reflected in the Financial Statements and Balance Sheets. For each taxable year or period not closed by the applicable statute of limitations, (i) Seller and Point are each properly classified as a partnership (and not as an association taxable as a corporation) for tax purposes, (ii) neither Seller nor Point has a partner that is a "foreign partner" within the meaning of Section 1446(e) of the Code, and (iii) no partner of either Seller or Point is a "foreign Person" within the meaning of Section 1445(f)(3) of the Code. There is no legal, administrative, or Tax proceeding pending pursuant to which any member of the Selling Group is or could be made liable for any Taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the business of the Stations.

                  (o) Certain Agreements.

                      (i) Schedule 3.1(o) hereto lists each oral or written (A) employment or consulting Contract that is not terminable without liability or penalty on 30 days or less notice and (B) contract, agreement or commitment under which any party thereto remains obligated to provide goods or services having a value, or to make payments aggregating, in excess of $50,000 per year, in any such case to which any member of the Selling Group is a party or bound. Each such agreement, contract, or obligation described in Schedule 3.1(o) or required to be so described is a valid and binding obligation of Seller and is in full force and effect without amendment other than as described in Schedule 3.1(o). Each member of the Selling Group and, to the Knowledge of the Selling Group, each other party to such contracts, has performed the material obligations required to be performed by it under the agreements so described and is not (with or without lapse of time or the giving of notice, or both) in material breach or default thereunder. Schedule 3.1(o) identifies, as to each agreement, contract, or obligation listed thereon, whether the consent of the other party thereto is required in order for such agreement, contract, or obligation to continue in full force and effect upon the consummation of the transactions contemplated hereby or whether such agreement, contract, or obligation can be canceled by the other party without liability to such other party due to the consummation of the transactions contemplated hereby. A copy of each written agreement, contract, obligation, plan, or arrangement and a description of each oral agreement, contract, obligation, plan, or arrangement set forth in Schedule 3.1(o) has been provided to Buyer.

                      (ii) Except as described in Schedule 3.1(o), no member of the Selling Group is a party to any oral or written agreement, plan or arrangement with any employee or other Station or broadcast personnel (whether an employee, consultant or an independent contractor) of any member of the Selling Group (A) the benefits of which are contingent, or the terms of which are materially altered, upon, or result from, the occurrence of a transaction involving Seller of the nature of any of the transactions contemplated by this Agreement, (B) providing severance benefits longer than forty-five days or other benefits after the termination of employment or other contractual relationship regardless of the reason for such termination and regardless of whether such termination is before or after a change of control, (C) under which any Person may receive payments subject to the tax imposed by Section 4999 of the Code or (D) any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                  (p) ERISA Compliance; Labor.

                      (i)   Neither Seller nor any other trades or
         businesses under common control within the meaning of Section 4001(b)(1) of ERISA with the Seller maintains or has contributed or been obligated to contribute to any Employee Pension Benefit Plan or to any Multiemployer Plan.

                      (ii) True, correct, and complete copies of each of the Employee Benefit Plans maintained or contributed to by the Seller, and related trusts, if applicable, have been furnished to Buyer, along with the most recent report filed on Form 5500 and summary plan description with respect to each Employee Benefit Plan required to file Form 5500.

                      (iii) Schedule 3.1(p) is a true and complete list of each collective bargaining agreement to which any member of the Selling Group is a party. Except for those unions which are parties to one or more of the listed collective bargaining agreements or as otherwise listed on Schedule 3.1(p), no member of the Selling Group has agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any of its employees. Each member of the Selling Group (A) is, and has been since January 1, 1993, in substantial compliance with all applicable laws regarding labor and employment including laws regarding employment practices, terms and conditions of employment, equal employment opportunity, employee benefits, affirmative action, wages and hours, plant closing and mass layoff, occupational safety and health, immigration, and workers' compensation, (B) is not engaged, nor has it since January 1, 1993, engaged, in any unfair labor practices, and has no, and has not had since January 1, 1993, any, unfair labor practice charges or complaints before the National Labor Relations Board pending or, to the

         Knowledge of the Selling Group, threatened against it, (C) has no, and has not had since January 1, 1993, any, grievances, arbitrations, or other proceedings arising or asserted to arise under any collective bargaining agreement, pending or, to the Knowledge of the Selling Group, threatened against it and (D) has no, and has not had since January 1, 1993, any, charges, complaints, or proceedings commenced before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Entity responsible for regulating employment practices, pending, or, to the Knowledge of the Selling Group, threatened against it. There is no labor strike, slowdown, work stoppage or lockout pending or, to the Knowledge of the Selling Group, threatened against or affecting any member of the Selling Group, and no member of the Selling Group has experienced any labor strike, slowdown, work stoppage or lockout since January 1, 1993. Except as set forth on Schedule 3.1(p), to the Knowledge of the Selling Group no union organizational campaign or representation petition is currently pending with respect to any of the employees of any member of the Selling Group.

                  (q) Patents, Trademarks, Etc. Schedule 3.1(q) is a true and complete list of all of the Intellectual Property. Seller owns or has the unencumbered right to use pursuant to a valid, binding, and enforceable license agreement or other contract or arrangement all such Intellectual Property. To the Knowledge of the Selling Group, Seller is not infringing any such Intellectual Property, and no member of the Selling Group is aware of any infringement by others of any of the Intellectual Property owned by Seller.

                  (r) Affiliate Relationships. Schedule 3.1(r) sets forth a true and complete list of all contracts or other arrangements involving Seller in which any partner, officer, director, or any of its Affiliates has a financial interest, including indebtedness to Seller.

                  (s) Assets. Except for the Excluded Assets, the Assets to be assigned and transferred pursuant to Section 2.1 include all assets used or held for use in connection with the business and operations of the Stations as currently conducted. Prior to the date of this Agreement, Point and Midcontinent have respectively assigned and transferred to Seller the Assets respectively owned by each of them.

                  (t) No Dispositions. Except for the assignment and transfer made by Point and Midcontinent to Seller and the sale of WMAD-AM, since the Balance Sheet Date there has not occurred any sale, lease, transfer, assignment, abandonment or other disposition of any of the Assets other than any disposition of (i) obsolete property or (ii) property in connection with the acquisition of replacement property of equal value.

                  (u) Disclosure. No representation or warranty by any member of the Selling Group contained in this Agreement or in any certificate furnished pursuant to this Agreement contains or will contain any untrue statement of a material fact.

         3.2. Representations and Warranties of Buyer. Buyer represents and warrants to the Selling Group as follows (with the understanding that the Selling Group is relying on such representations and warranties in entering into and performing this Agreement):

                  (a) Organization Standing and Power. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as now being conducted.

                  (b) Authority. To the extent that Buyer is a party thereto, Buyer has all requisite corporate power and authority to enter into the Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the Transaction Documents by Buyer and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. The Transaction Documents have been, or upon execution and delivery will be, duly executed and delivered and constitute the valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith, and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  (c) No Conflict; Required Filings and Consents. The execution, delivery and performance by Buyer of the Transaction Documents (with or without the giving of notice, the lapse of time, or both) does not (i) conflict with the Certificate of Incorporation or By-Laws of Buyer; (ii) except for the necessity of obtaining applicable Consents, conflict with, result in a breach of, or constitute a default under any Applicable Law known to Buyer; or
(iii) except for the necessity of obtaining applicable Consents, conflict with, result in a breach of, constitute a default under, permit any party to terminate, modify, accelerate the performance of or cancel the terms of, any material agreement, lease, instrument of indebtedness, or license to which Buyer is a party, or by which Buyer is bound, such that Buyer could not acquire or operate the Assets. No Consent of any Governmental Entity is required by or with respect to Buyer in connection with the execution and delivery of any Transaction Documents by Buyer or the consummation by it of the transactions contemplated hereby or thereby, except for (A) the filing of a premerger notification report under the HSR Act, (B) the FCC Consents (as contemplated by Section 7.1), and (C) applicable requirements, if any, of the Securities Act and the Exchange Act and the rules and regulations thereunder and state securities or blue sky laws.

                  (d) Litigation. As of the date hereof, there is no action, suit, inquiry, judicial or administrative proceeding pending or, to the Knowledge of Buyer, threatened against it relating to the transactions contemplated by this Agreement.

                  (e) FCC Matters. Buyer Knows of no facts relating to it under the Communications Act that reasonably may be expected to disqualify it from qualifying as an assignee of the Station Licenses or that would prevent it from consummating the transactions contemplated by this Agreement. Buyer is able to certify on an FCC Form 314 that it is financially qualified and on the Closing Date shall be able to so certify.

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

         4.1. Covenants of the Selling Group. Except as contemplated by this Agreement or to the extent that Buyer shall otherwise consent in writing, from the date of this Agreement until the Closing, each member of the Selling Group, jointly and severally, covenants and agrees that Seller shall not:

                  (a) except for the sale of Excluded Assets, conduct its business in any manner except in the ordinary course consistent with past practice; or

                  (b) fail to use commercially reasonable efforts to preserve intact its present business organization and to keep available the services of its present officers, Station managerial personnel (including the General Manager, Station Manager, General Sales Manager, Local Sales
Manager, Programming Director, and Business Manager, or Persons performing comparable duties, of each Station (collectively, the "Station Management")) and over-the-air personnel or independent contractors and to preserve its relationships with customers, suppliers and others having business dealings with it; or

                  (c) except as described in Schedule 4.1(c), fail to use commercially reasonable efforts to maintain the present format of the Stations and with programming consistent with past practices; or

                  (d) except for amendments, terminations (without payment of penalty or damages), renewals, or failures to renew (without payment of penalty or damages) of employment agreements with over-the-air personnel in the ordinary course of business and consistent with past practice (subject to prior consultation with Buyer reasonably in advance thereof), enter into, materially amend, terminate, or fail to use commercially reasonable efforts to renew any material Contract (i.e., a contract or agreement of the type required to be described in Schedule 3.1(o)) (provided that Seller shall not be required to renew any material Contract on terms that are less favorable to Seller); default in any material respect (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a material default) under any material Contract; or enter into any new material Contract; or

                  (e) merge or consolidate with or into any other legal entity, dissolve or liquidate; or

                  (f) adopt or amend any Employee Benefit Plan or collective bargaining agreement or increase in any manner the compensation or fringe benefits of any director, officer, or employee or other Station and broadcast personnel (whether employees or independent contractors), except as required by law; or

                  (g) terminate any employee of any of the Stations (other than administrative personnel) without prior consultation with Buyer regarding the basis for such termination; or

                  (h) except as contemplated by Section 4.4, acquire (including by merger, consolidation, or the acquisition of any equity interest or assets), sell (whether by merger, consolidation, or the sale of an equity interest or assets), lease, or dispose of any Assets other than Excluded Assets except in the ordinary course of business and consistent with past practice or, even if in the ordinary course of business and consistent with past practices (other than sales of surplus or obsolete equipment), whether in one or more transactions, acquire, sell, lease, or dispose of an Asset or Assets having an aggregate fair market value in excess of $50,000; or

                  (i) mortgage, pledge, or subject to any Lien, other than Permitted Liens, any of the Assets; or

                  (j) except as required by GAAP, applicable law, or circumstances which did not exist as of the Balance Sheet Date, change any of the material accounting principles or practices used by it; or

                  (k) change in any material respect its existing practices and procedures with respect to the collection of accounts receivable of any Station or, except with respect to good faith attempts consistent with past practice to obtain payment of a past due receivable or except in accordance with existing practices, a contested receivable of any Station; offer to discount the amount of any outstanding receivable or extend any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) to accelerate the collection thereof; change any Station's advertising rates or policies, procedures or methods in connection with the sale of advertising time in a manner expected to accelerate the receipt of cash payments; or fail to incur annual advertising and promotional department expenses in cash and trade below 90% of that budgeted for 1997 (as such budget previously has been delivered to Buyer); or

                  (l) enter into, or enter into negotiations or discussions with any Person other than Buyer with respect to, any local marketing agreement, time brokerage agreement, joint sales agreement, or any other similar agreement; or

                  (m) agree to or make any commitment, orally or in writing, to take any actions prohibited by this Agreement.

         4.2. Negative Trade Balance. Each member of the Selling Group shall use commercially reasonable efforts to ensure that as of the Closing Date the Seller Negative Trade Balance, as defined below, of the Stations, taken as a whole, does not in the aggregate exceed (x) $5,000 in the case of all Trade Deals (other than Trade Deals involving media trades with television stations) or (y) $45,000 in the case of Trade Deals involving media trades with television stations, provided that in each case such excess shall be an adjustment to the Purchase Price as provided in Section 2.5(b). "Seller Negative Trade Balance" means the difference, if negative, between the value of time owed under the applicable barter agreements to which any of the Stations is a party or by which any of them is bound and the value of the goods and services to be received under such agreements.

         4.3. Environmental Site Assessments. Buyer, at its sole costs and expenses, for itself or on behalf of its lenders or other financing sources shall have the right to have Phase I or Phase II environmental site assessments ("ESAs") performed by a nationally recognized and duly qualified environmental consultant at each identified transmission site owned, operated, or leased by Seller and at such other identified real properties and facilities owned, operated, or leased by Seller. Each member of the Selling Group covenants and agrees that they shall cooperate with Buyer and its representatives in the performance of such ESAs to their completion.

         4.4 Relocation of Operations. Buyer acknowledges that Seller intends to relocate all operations of the Stations to the building now occupied by WIBA-FM and WIBA-AM, located at 2651 South Fish Hatchery Road, Madison, Wisconsin (the "WIBA Building"), subject to the construction of additional space to the WIBA Building and the purchase and installment of necessary equipment for such relocation. Provided that the transactions contemplated hereunder are consummated, Buyer shall bear all costs of such construction and equipment that are approved in writing by Buyer in advance. In any event, Seller shall bear all such costs that are not so approved by Buyer. Any amounts so approved by Buyer and paid by Seller prior to the Closing shall be added to the Purchase Price hereunder and paid by Buyer to Seller at the Closing. Seller shall deliver to Buyer reasonably detailed information on all proposed construction and equipment expenditures at least ten days before the date on which Seller proposes to become contractually obligated with respect thereto. If Buyer does not object in writing to any of such expenditures prior to the expiration of such ten day period, Buyer will be deemed to have approved such expenditures.

                                   ARTICLE V

                   ADDITIONAL AGREEMENTS OF THE SELLING GROUP

         5.1. No Solicitation of Transactions. No member of the Selling Group shall, directly or indirectly, through any partner, officer, director, agent, or otherwise, solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to any acquisition or purchase of all or any material portion of the Assets or any equity interest in any member of the Selling Group or any merger, consolidation, share exchange, business combination, or other similar transaction with any member of the Selling Group or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Selling Group shall promptly communicate to Buyer the material terms of any such proposal (and the identity of the party making such proposal) that it may receive. Each member of the Selling Group agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which any member of the Selling Group is a party. The

Selling Group immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

         5.2. Access and Information. (a) Until the Closing, subject only to applicable rules and regulations of the FCC, each member of the Selling Group shall afford to Buyer and its representatives (including accountants and counsel) full access, during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the business of Seller, to all properties, books, records, and Tax Returns of each member of the Selling Group and all other information with respect to their respective businesses, together with the opportunity to make copies of such books, records, and other documents and to discuss the business of any member of the Selling Group with such directors, corporate officers, partners, Station managerial personnel (including the Station Management of each Station), accountants, consultants, and counsel for each member of the Selling Group as Buyer deems reasonably necessary or appropriate for the purposes of familiarizing itself with each member of the Selling Group and each of the Stations, including the right to visit each Station; provided that such Station visits shall be conducted in a manner intended to minimize the disruption to the operations of the Station. In furtherance of the foregoing, each member of the Selling Group shall authorize and instruct their respective accountants to meet with Buyer and its representatives, including its independent public accountants, to discuss the business and accounts of each member of the Selling Group and to make available (with the opportunity to make copies) to Buyer and its representatives, including its independent public accountants, all the work papers of its accountants related to their audit of the consolidated financial statements and Tax Returns of each member of the Selling Group.


                  (b) Within 30 days after the end of each calendar month, Seller shall deliver to Buyer, for each of the Stations and for Seller, monthly operating statements (in a form consistent with the monthly operating statements previously supplied to Buyer) prepared in the ordinary course of business for internal purposes, including comparisons to comparable prior year periods and the current year budget. In addition, within 45 days after the end of each calendar quarter, Seller shall deliver to Buyer, for each of the Stations, quarterly statements prepared in the ordinary course for internal purposes containing a detailed listing of all trade and barter agreements of each Station showing the status of all such agreements as of the end of the quarter. Further, Point, at its sole costs and expenses, on or before February 10, 1997, shall deliver to Buyer copies of its audited balance sheet as of December 31, 1996, together with the related audited statements of income, cash flows and changes in partners' equity of Point for the period then ended. Seller shall deliver to Buyer the current rating books and such other ratings information subscribed to by it, including Arbitrends, Accuratings or any other written information reflective of the quantitative or qualitative nature of the audiences of each Station, upon receipt of the same by Seller. Seller shall instruct the Station Management of each Station to provide such information and reports to Buyer's corporate officers promptly upon receipt by such Station Management. In addition, Seller will provide Buyer with copies of each Station's weekly sales pacing reports, with comparisons to sales pacing in the corresponding period of the prior year, as soon as the same become available.

                  (c) Without duplication of Section 5.2(b), at such time as any member of the Selling Group provides the same to their respective lenders, such member of the Selling Group shall provide Buyer with copies of the financial statements and other information delivered by it to its lenders.

         5.3. Assistance. If Buyer requests, each member of the Selling Group will cooperate, and will cause their accountants to cooperate, in all reasonable respects with any financing efforts of Buyer or its Affiliate, including providing assistance in the preparation of one or more registration statements or other offering documents relating to debt and/or equity financing and any other filings that may be made by Buyer or its Affiliate with the SEC, all at the sole expense of Buyer. Midcontinent shall allow Buyer's independent public accountants to conduct an audit of the books and records of Midcontinent for purposes of preparing an audited balance sheet for the twelve month period ended December 31, 1996 for the Midcontinent Stations, together with related audited statements of income, cash flows and changes in stockholder's equity for such period. The costs and expenses of such independent public accountants incurred in connection with such audit shall be borne by Buyer. Midcontinent shall cooperate with Buyer's independent public accountants in the conduct of the above described audit to the extent that may be necessary so as to allow such audit to be completed on or before February 10, 1997. In addition, each member of the Selling Group (a) shall furnish to their respective independent accountants (or, if requested by Buyer, to Buyer's independent public accountants) such customary management representation letters as such accountants may require as a condition to their execution of any required accountants' consents necessary in connection with the delivery of any "comfort" letters requested by financing sources of Buyer or its Affiliates and
(b) shall furnish to Buyer all financial statements (audited and unaudited) and other information in the possession of any member of the Selling Group or their respective representatives or agents as Buyer shall reasonably determine is necessary or appropriate for the preparation of such offering documents, registration statements or filings. In accordance with Article XI, Buyer will indemnify and hold harmless each member of the Selling Group and their officers, directors, and controlling Persons against any and all claims, losses, liabilities, damages, costs, or expenses (including reasonable attorneys' fees and expenses) that may arise out of or with respect to the financing efforts of Buyer or its Affiliates, including any registration statement, prospectus, offering documents, and other filings related thereto; provided, however, that subject to the limitations and provisions of this Agreement, nothing herein shall prevent Buyer from asserting any claim for breach of representation or warranty under this Agreement.

         5.4. Compliance With Station Licenses. Each member of the Selling Group shall cause each of the Stations to be operated in accordance with the applicable Station Licenses and all applicable rules and regulations of the FCC and in compliance in all material respects with all other applicable laws, regulations, rules, and orders. Each member of the Selling Group shall use commercially reasonable efforts to not cause or permit any of the Station Licenses to expire or be surrendered, adversely modified, or terminated. Each member of the Selling Group shall file or cause to be filed with the FCC all applications (including license renewals) or other documents required to be filed in connection with the operation of the Stations. In addition, if requested by Buyer and at Buyer's expense, each member of the Selling Group shall file or cause to be filed with the FCC applications for new, specifically identified frequencies that may be useful in connection with the operation of the Stations. Should the FCC institute any proceedings for the suspension, revocation or adverse modification of any of the Station Licenses, each member of the Selling Group will use commercially reasonable efforts to promptly contest such proceedings and to seek to have such proceedings terminated in a manner that is favorable to the Stations. Each member of the Selling Group will use commercially reasonable efforts to maintain the FCC construction permits (if any) listed in
Schedule 3.1(g) in effect until the applicable construction projects are complete and to diligently prosecute all pending FCC applications listed in
Schedule 3.1(g). If any member of the Selling Group (or their respective FCC counsel) receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any other Governmental Entity, that could affect the ability of any member of the Selling Group to consummate the transactions contemplated hereby, or should any member of the Selling Group (or their respective FCC counsel) become aware of any fact relating to the qualifications of Buyer that reasonably could be expected to cause the FCC to withhold its consent to the assignment of the Station Licenses, the member shall promptly notify Buyer in writing and use commercially reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement.

         5.5. Notification of Certain Matters. Each member of the Selling Group shall give prompt written notice to Buyer of (a) the occurrence, or failure to occur, of any event of which any member of the Selling Group becomes aware that has caused or that would be likely to cause any representation or warranty of any member of the Selling Group contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, (b) the failure of any member of the Selling Group, or any officer, director, partner, employee, or agent thereof, to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it hereunder, (c) the occurrence of a Station Event (as defined in Section 9.1), and (d) the occurrence of any threat by any officer of any member of the Selling Group or any General Manager, Station Manager, General Sales Manager or Programming Director of a Station to resign or otherwise terminate his employment or independent contractor relationship with Seller. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

         5.6. Third Party Consents. After the date hereof and prior to the Closing, each member of the Selling Group shall use commercially reasonable efforts to obtain the written Consent from any party to an agreement or instrument identified in Schedule 3.1(o) or any other Assumed Contract which is required to permit the consummation of the transactions contemplated hereby.

         5.7. Richard P. Verne Consulting Agreement. At the Closing, Buyer shall, and the Selling Group shall cause Richard P. Verne to, execute and deliver the Consulting Agreement.

         5.8. Confidential Information. Each member of the Selling Group acknowledges that, following the Closing, the confidential information and data obtained or possessed by such member concerning the business affairs of the Stations (the "Confidential Information") will be the property of Buyer and not the Selling Group. Therefore, each such member agrees that it will not disclose to any Person or use for its own account or the account of any other Person any of the Confidential Information unless and to the extent that such Confidential Information is (a) required to be disclosed by law or pursuant to a judicial order or decree or (b) becomes generally known to and available for use by the public otherwise than as a result of any such member's act or omission to act. Each such member further agrees to deliver to Buyer, at any time Buyer may request within six years after the Closing Date, all memoranda, notes, plans, records, reports, and other documents (and copies thereof) relating to the conduct of the Stations which such member may then possess or control.

                                   ARTICLE VI

                               COVENANTS OF BUYER

         6.1. Notification of Certain Matters. If Buyer (or its FCC counsel) receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any Governmental Entity, that could affect Buyer's ability to consummate the transactions contemplated hereby, or should Buyer (or its FCC counsel) become aware of any fact relating to the qualifications of Buyer that reasonably could be expected to cause the FCC to withhold its consent to the assignment of the Station Licenses, Buyer shall promptly notify Seller thereof and shall use commercially reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement; provided that Buyer shall not be required pursuant to this Section 6.1 to divest itself or cause any Affiliate thereof to divest itself of any media business or interest therein. In addition, Buyer shall give to Seller prompt written notice of (a) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of Buyer contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date and (b) the failure of Buyer, or any officer, director, employee, or agent thereof, to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

         6.2. Employee Matters. Buyer will use its reasonable efforts to determine at least ten days prior to the Closing Date those employees of Seller whom it desires to extend offers of employment. Any offers so extended by Buyer shall be on such terms and conditions that Buyer shall determine in its sole discretion. Buyer will give Seller prompt notice of the names of any employee of Seller who Buyer has determined not to extend an offer of employment. Seller waives any claims against Buyer and any of Seller's employees who are extended an offer of employment by Buyer arising under any employment agreement or noncompete agreement between such person and Seller.

                                  ARTICLE VII

                                MUTUAL COVENANTS

         7.1. Application for FCC Consents. On or before February 13, 1997, Buyer and Seller (and if necessary, Point and Midcontinent and any of their respective Affiliates) will join in one or more applications filed with the FCC requesting the FCC's written consent to the assignment of the FCC Licenses pursuant to this Agreement (the "Applications"). The parties will take all proper steps reasonably necessary (a) to diligently prosecute the Applications and (b) to obtain the FCC Consents; provided that Buyer shall not be required pursuant to this Section 6.1 to divest itself or cause any Affiliates thereof to divest itself of any media business or interest therein. The failure by either party to timely file or diligently prosecute its portion of any Application shall be a material breach of this Agreement.

         7.2. Control of Stations. This Agreement will not be consummated until after the FCC Consents with respect to the Applications referred to in
Section 7.1 are granted and, unless waived by Buyer, have become Final Orders. Between the date of this Agreement and the Closing Date, Buyer will not directly or indirectly control, supervise or direct the operation of the Stations. Further, between the date of this Agreement and the Closing Date, Seller shall, directly or indirectly, supervise or control the operation of the Stations. Such operation shall be the sole responsibility of Seller.

         7.3. Other Governmental Consents. Promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate Governmental Entities (other than the FCC) such requests, reports, or notifications as may be required in connection with this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Without limiting the foregoing, promptly following the execution of this Agreement, the parties shall (a) file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated hereby and shall use their commercially reasonable efforts to cause all applicable waiting periods under the HSR Act to expire or be terminated as of the earliest possible date and (b) make all necessary filings and, thereafter, make any other required submissions with respect to the transactions contemplated hereby under the Securities Act and the rules and regulations thereunder and any other applicable federal or state securities laws. Nothing in this Section 7.3 shall require Buyer to divest itself or to cause any Affiliate thereof to divest itself of any media business or interest therein.

         7.4. Accounts Receivable. All Accounts Receivable shall remain the property of Seller. Seller hereby authorizes Buyer, however, for purposes of collection only, to collect such receivables for a period of 180 days after the Closing. Seller shall deliver to Buyer a complete and detailed statement of each account within three days after Closing, and Buyer shall use its reasonable efforts, consistent with its customary collection practices for its own accounts receivable, without compensation, to collect each Account Receivable during said 180 days. During that period, Buyer shall provide to Seller a detailed monthly statement of the Accounts Receivable showing amounts collected to date and amounts outstanding as of the same date and, within 20 days after the end of each month, shall deliver to Seller the Accounts Receivable report and a check for the amounts collected during the prior month. All payments received by Buyer during the 180-day period following the Closing Date from a Person obligated with respect to an Account Receivable shall be applied first to Seller's account and only after full satisfaction thereof to Buyer's account; provided, however, that if such Person has, in the reasonable opinion of Buyer, a legitimate dispute with respect to such Account Receivable and Buyer also has an account receivable from such Person, all payments received by Buyer during the 180-day period following the Closing Date from such Person shall be applied first to Buyer's account and only after the earlier to occur of full satisfaction of Buyer's account or resolution of such dispute, to Seller's account. Buyer shall not be required to refer any Account Receivable to a collection agency or an attorney for collection, nor shall it compromise, settle, or adjust any Account Receivable having a value in excess of $5,000 without receiving the approval of Seller. Seller shall take no action with respect to the Accounts Receivable, such as litigation, until the expiration of said 180-day period. Following the expiration of said 180- day period, Seller shall be free to take such action as Seller may in its sole discretion determine to collect any Accounts Receivable then outstanding.

         7.5. Brokers or Finders. The Selling Group represents and warrants to Buyer that, other than the previously disclosed fee payable to Americom, which fee shall be paid in accordance with the provisions of Section 12.7, no agent, broker, investment banker, or other Person engaged by Seller is or will be entitled to any broker's or finder's fee or any other commission or similar fee payable by Buyer or Seller in connection with any of the transactions contemplated by this Agreement. Buyer represents and warrants to the Selling Group that Buyer has not engaged any broker, investment banker or other Person that will be entitled to any broker's or finder's fee or any other commissions or similar fee from Seller in connection with any of the transactions contemplated by this Agreement.

         7.6. Bulk Sales Law. The parties do not believe that any bulk sales or fraudulent conveyance statute applies to the transactions contemplated by this Agreement. Buyer therefore waives compliance by the Selling Group with the requirements of any such statutes and, in accordance with Article XI, each member of the Selling Group agrees to indemnify and hold Buyer harmless against any claim made against Buyer by any creditor of any member of the Selling Group as a result of a failure to comply with any such statute and all losses, liabilities, damages, costs, or expenses (including reasonable attorney's fees and expenses) arising out of any such claim.


         7.7.     Risk of Loss.

                  (a) The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing. In the event of any such loss, damage, impairment, confiscation, or condemnation, whether or not covered by insurance, Seller shall promptly notify Buyer of such loss, damage, impairment, confiscation, or condemnation.

                  (b) If Seller, at its expense, repairs, replaces, or restores such Assets to their prior condition to the satisfaction of Buyer before the Closing, Seller shall be entitled to all insurance proceeds and condemnation awards, if any, by reason of such award or loss.

                  (c) If Seller does not or cannot restore or replace lost, damaged, impaired, confiscated or condemned Assets having a replacement cost in excess of $250,000 in the aggregate or informs Buyer that it does not intend to restore or replace such Assets, Buyer may at its option:

                           (i) terminate this Agreement by notice forthwith without any further obligation hereunder; or

                           (ii) proceed to the Closing of this Agreement without Seller completing the restoration and replacement of such Assets, provided that Seller shall assign all rights under applicable insurance policies and condemnation awards, if any, to Buyer; and in such event, Seller shall have no further liability with respect to the condition of the Assets directly attributable to the loss, damage, impairment, confiscation, or condemnation.

                  (d) Buyer will notify Seller of a decision under the options described in Section 7.7(c)(i) or (ii) above within ten Business Days after Seller's notice to Buyer of the damage or destruction of Assets and the estimate of the costs to repair or replace the Assets; provided, however, that if Seller states that it intends to restore the damaged Assets and if Seller has not restored such damaged Assets immediately prior to the Closing Date, notwithstanding Buyer's prior delivery of a notice to proceed pursuant to this
Section 7.7(d), Buyer shall have the right to either postpone the Closing or terminate this Agreement by notice forthwith.

         7.8. Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its commercially reasonable efforts to take or cause to be taken all action, and to do or cause to be done all things, necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement and their duly authorized representatives shall take all such action. Without limiting the generality of the foregoing, if, after the Closing Date, Buyer seeks indemnification or recovery from one or more other parties to an Assumed Contract or otherwise seeks to enforce such Assumed Contract and, in order to obtain such indemnification, recovery or enforcement, it is necessary for any member of the Selling Group to initiate a suit, participate in any enforcement proceeding or otherwise provide assistance to Buyer, then, at the request and the sole expense of Buyer, such member shall take such action as Buyer may reasonable request in connection with Buyer's efforts to obtain such indemnification, recovery or enforcement.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

         8.1. Conditions to Each Party's Obligation. The respective obligations of Buyer and of each member of the Selling Group to effect the transactions contemplated hereby are subject to the satisfaction (or, in the case of the condition specified in the last sentence of Section 8.l(a), the waiver by Buyer) on or prior to the Closing Date of the following conditions:

                  (a) Consents and Approvals. All authorizations, consents, orders, or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred, or been obtained. The FCC Consents shall have become Final Orders and shall be in form and substance reasonably satisfactory to Buyer.

                  (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

                  (c) No Action. No action shall have been taken nor any statute, rule, or regulation shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal.

         8.2. Conditions to Obligation of Buyer. The obligation of Buyer to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Buyer:

                  (a) Representations and Warranties. The representations and warranties of each member of the Selling Group set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of any member of the Selling Group contained herein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Buyer shall have received a certificate to such effect signed on behalf of each member of the Selling Group by the chief executive officer or by the chief financial officer of each entity (or in the case of each of Point and Seller, by the chief executive officer or chief financial officer of the general partner(s) thereof acting in such capacity).

                  (b) Performance of Obligations. Each member of the Selling Group shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date, and Buyer shall have received a certificate to such effect signed on behalf of each member of the Selling Group by the chief executive officer or by the chief financial officer of each entity (or in the case of each of Point and Seller, by the chief executive officer or chief financial officer of the general partner(s) thereof acting in such capacity).

                  (c) Consents Under Agreements. Buyer shall have been furnished with evidence reasonably satisfactory to it of the consent or approval of each Person that is a party to a Contract identified in Schedule 3.1(o) whose consent or approval shall be required in order to permit the consummation of the transactions contemplated hereby, and such consent or approval shall be in form and substance satisfactory to Buyer.

                  (d) Legal Opinions. Buyer shall have received from (i) Stroock & Stroock & Lavan, counsel to Point and Seller, (ii) Schwartz, Woods & Miller, special FCC counsel to Seller and (iii) Leonard, Street and Deinard, counsel to Midcontinent, one or more opinions dated the Closing Date, in substantially the forms attached as Exhibits G, H and I, hereto, respectively, which opinions shall expressly provide that they may be relied upon by Buyer's lenders, underwriters, or other sources of financing with respect to the transactions contemplated hereby.

                  (e) Real Estate Title Commitment. Within 60 days after the date of this Agreement, Seller, at its sole cost and expense, shall have provided Buyer with a preliminary report on title to the Owned Real Property covering a date not earlier than January 2, 1997, issued by the Title Company, which preliminary report shall contain a commitment (the "Title Commitment") of the Title Company to issue an owner's title insurance policy at Seller's cost as Buyer may reasonably require (the "Title Policy") insuring the fee simple absolute interest of Seller in the Owned Real Property. The Title Commitment shall be in such amount as set forth in the Title Policy issued by the Title Company on January 2, 1997, with respect to the Owned Real Property.

                  (f) Survey. If requested by Buyer, Seller, at its sole cost and expense, shall have obtained a recent survey of the Owned Real Property which shall: (i) be prepared by a registered land surveyor reasonably acceptable to Buyer; (ii) be certified to the Title Company and to Buyer; and
(iii) show with respect to the Owned Real Property: (A) the legal description of the Owned Real Property (which shall be the same as the Title Policy pertaining thereto); (B) all buildings, structures and improvements thereon and all restrictions of record and other restrictions that have been established by an applicable zoning or building code or ordinance and all easements or rights of way across or serving the Owned Real Property (including any off-site easements affecting or appurtenant thereto); (C) no encroachments upon the Owned Real Property or adjoining parcels by buildings, structures or improvements and no other survey defects; (D) access to such parcel from a public street; and (E) a flood certification reasonably satisfactory to Buyer to the effect that no portion of the Owned Real Property is located within a flood hazard area.

                  (g) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by any member of the Selling Group and Richard P. Verne, as applicable, pursuant to Section 9.2 shall have been delivered.

         8.3. Conditions to Obligations of the Seller. The obligation of Seller to effect the transactions contemplated hereby is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Seller.


                  (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of Buyer contained herein that is qualified by a materiality standard shall not be further qualified hereby) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Seller shall have received a certificate to such effect signed on behalf of Buyer by the chief executive officer or by the chief financial officer of Buyer.

                  (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects the obligations required to be performed by it under this Agreement prior to the Closing Date, and Seller shall have received a certificate to such effect signed on behalf of Buyer by the chief executive officer or by the chief financial officer of Buyer.

                  (c) Legal Opinions. Seller shall have received from Vinson & Elkins L.L.P., counsel to Buyer, an opinion dated the Closing Date in substantially the form attached as Exhibit F.

                  (d) Closing Deliveries. All documents, instruments, certificates or other items required to be delivered by Buyer pursuant to
Section 9.2 shall have been delivered.

                                   ARTICLE IX

                                    CLOSING

         9.1. Closing. Subject to the right of Buyer to defer the Closing as provided in this Section 9.1 and subject to the satisfaction or waiver of the conditions set forth in Article VIII, or at such other place and time as Buyer and Seller may agree, the Closing will take place at the offices of Vinson & Elkins L.L.P., Dallas, Texas, at 10:00 a.m., local time, on a date selected by Buyer on five Business Days notice to Seller, which date shall be on or before the later of July 15, 1997 or the 10th Business Day after the day on which the FCC Consents have been granted by Final Order, (the "Target Closing Date"). Notwithstanding the foregoing, Buyer may, at its option, defer the Closing Date to a date no later than October 31, 1997 by giving Seller notice of such deferral (a "Deferral Notice") at any time prior to the Target Closing Date. At any time after the giving of a Deferral Notice, the Buyer may withdraw the Deferral Notice by giving Seller notice of such withdrawal and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the Closing shall take place at the place and time provided above on the fifth Business Day after the giving of such notice of withdrawal. Upon the giving of a Deferral Notice, the Purchase Price shall be automatically increased by an amount equal to $2,777 per day for each day calculated to and including the day immediately prior to the Closing Date that the Closing Date is delayed from July 15, 1997 by reason of Buyer's deferral of the Closing pursuant to such Deferral Notice. Notwithstanding the foregoing:

                  (a) In the case of a Trading Event, a Banking Event or a Station Event, (i) if the Cessation Date is less than 60 days after the Event Date, then Buyer, in its discretion, may extend the Closing Date to a date not later than the 30th day after the Cessation Date,
         (ii) if the Cessation Date is more than 60, but less than 90, days after the Event Date, then Buyer, in its discretion, shall elect on the first to occur of the 10th Business Day after the Cessation Date or the 90th day (or, if not a Business Day, the next Business Day) after the Event Date (the "Election Date") to either (A) close the transactions contemplated by this Agreement on the later to occur of the fifth Business Day after the Election Date or the 90th day (or, if not a Business Day, the next Business Day) after the Event Date or (B) terminate this Agreement, and (iii) if the Cessation Date has not occurred by the 90th day after the Event Date (or, if not a Business Day, the next Business Day), then Buyer, in its discretion, shall elect, not later than the 95th day after the Event Date (or if not a Business Day, the next Business Day), either to (1) terminate this Agreement or (2) close the transactions contemplated by this Agreement on the fifth Business Day after the date of such election;

                  (b) In the case of a Conflict Event, Buyer, in its discretion, may extend the Closing Date to a date not to exceed the 90th day after the Event Date;

                  (c) If a Cure Period has not ended on or before the Closing Date, the Closing Date shall be extended to the earlier to occur of five Business Days after the cure or waiver of the breach giving rise to the Cure Period or the end of the Cure Period; and

                  (d) If the Closing does not occur within 20 days after the date of the Final Order, the parties shall request approval from the FCC to extend the Closing so that the Closing contemplated hereunder will not violate any FCC rules or regulations.

                  For purposes of this Agreement, a "Trading Event" shall mean that trading generally in securities on the New York Stock Exchange shall have been suspended or materially limited; a "Banking Event" shall mean that a general moratorium on commercial banking activities in New York, New York shall have been declared by any federal or state authority; a "Conflict Event" shall mean the occurrence of any major armed conflict involving a substantial participation by the armed forces of the United States of America that has an adverse affect on the availability or cost of either private or public debt or equity financing; a "Station Event" shall mean any act of nature (including fires, floods, earthquakes, and storms), calamity, casualty, condemnation, or the act or omission to act of any state or federal regulatory agency having jurisdiction over a Station that has caused one or more Stations representing an aggregate of at least 3% of the consolidated gross revenues of the Selling Group for the last full 12 calendar months prior to the Station Event not to be operating in a manner substantially consistent with the operations conducted before such act of nature, calamity, casualty, condemnation, or agency action or omission occurred or not to be in compliance in all material respects with its or their respective Station License(s); an "Event Date" shall mean the date on which a Trading Event, Banking Event, Conflict Event, or a Station Event occurs; and a "Cessation Date" shall mean the date on which a Trading Event, Banking Event, Conflict Event, or a Station Event ends. Pro forma adjustments shall be made, for purposes of calculating gross revenues for the 12-month period specified in the definition of "Station Event" with respect to any radio broadcast station acquired during such 12-month period, assuming that such station was acquired at the beginning of such 12-month period and shall include the gross revenues of such station for the full 12-month period.

         9.2.     Actions to Occur at Closing.


                  (a) At the Closing, Buyer shall deliver to Seller (or to the Escrow Agent, as indicated) the following:

                           (i)      Purchase Price.  The Purchase Price by wire
transfer of immediately available funds (less the Holdback Amount);

                           (ii)     Holdback Amount.  The Holdback Amount to
the Escrow Agent by wire transfer of immediately available funds.

                           (iii)    Certificates.  The certificates referred to
in Section 8.3(a) and (b);

                           (iv)     Assumption Agreement.  A counterpart of the
Assumption Agreement executed by Buyer;

                           (v)      Indemnification Escrow Agreement.  A
counterpart of the Indemnification Escrow Agreement executed by Buyer;

                           (vi)     Consulting Agreement.  A counterpart of the
Consulting Agreement executed by Buyer; and

                           (vii)    Non-Competition Agreement.  A counterpart
of the Non-Competition Agreement executed by Buyer.

                           (viii)   Legal Opinion.  The opinion of counsel
referred to in Section 8.3(c).

                  (b) At the Closing, Seller and the other members of the Selling Group shall deliver to Buyer the following:

                           (i)      Certificates.  The certificates described
in Section 8.2(a) and (b);

                           (ii)     Assumption Agreement.  A counterpart of the
Assumption Agreement executed by Seller;

                           (iii)    Indemnification Escrow Agreement.  A
counterpart of the Indemnification Escrow Agreement executed by Seller;

                           (iv)     Non-Competition Agreement.  A counterpart
of the Non-Competition Agreement executed by each member of the Selling Group;

                           (v)      Legal Opinions.  The opinions of counsel
referred to in Section 8.2(d);

                           (vi)     Transfer Documents.  The duly executed Bill
of Sale and Assignment, together with any other assignments and other transfer documents as requested by Buyer;

                           (vii)    Consents; Acknowledgments.  The original of
each Consent;

                           (viii)   Estoppel Certificates.  Estoppel
certificates from the lessor(s) of the Leased Real Property in a form and substance satisfactory to Buyer and its lenders;

                           (ix)     Licenses, Contracts, Business Records, Etc.
To the extent they are in the possession of any member of the Selling Group, copies of all Licenses, Assumed Contracts, blueprints, schematics, working drawings, plans, projections, statistics, engineering records and all files and records used by any member of the Selling Group in connection with a Station's business and operations, which copies shall be available at the Closing or at the applicable Station's principal business offices;

                           (x)      Warranty Deed.  A Warranty Deed executed by
Seller conveying fee simple title to the Owned Real Property to Buyer, subject only to the Permitted Encumbrances, in proper statutory form for recording together with documentary stamps affixed thereto;

                           (xi)     No-Lien Affidavit.  A standard "No-Lien
Affidavit" executed by Seller, which shall be in the recordable form and otherwise satisfactory to the Title Company in order to delete the standard printed exceptions relating to mechanics' liens and parties-in-possession;

                           (xii)    GAP Affidavit.  An affidavit, if requested
by the Title Company, as may be necessary to insure the gap between the effective date of the Title Commitment to and through the date of the recordation of the deed to the Owned Real Property; and

                           (xiii)   Title Requirements.  Such other documents
as shall be reasonably required by the Title Company as called for or required under the terms of any title policy obtained or issued to Buyer.

                  (c) At the Closing, Seller and Buyer shall instruct the Escrow Agent to deliver, and it shall deliver, the Deposit Letter of Credit to Buyer.

                  (d) At the Closing, Buyer shall receive (i) from each member of the Selling Group a non-foreign affidavit within the meaning of section 1445(b)(2) of the Code or (ii) a statement in conformance with Treas. Reg. ss.1.445-11T(d)(2)(i) from (A) Point and Midcontinent in their respective capacity as a general partner of Seller and (B) the general partner of Point.

                  (e) At the Closing, Richard P. Verne shall deliver a fully executed counterpart of the Consulting Agreement.

                                   ARTICLE X

                       TERMINATION, AMENDMENT AND WAIVER

         10.1.    Termination.  This Agreement may be terminated prior to the
Closing:

                  (a)      by mutual consent of Buyer and Seller;

                  (b)      by either Seller or Buyer;

                           (i)      if there shall have been any material
breach (provided that any representation or warranty of a party contained herein that is qualified by a materiality standard of a Material Adverse Effect qualification shall not be further qualified hereby) of any representation, warranty, covenant, or agreement, on the part of Buyer, on the one hand, or of any member of the Selling Group, on the other hand, set forth in this Agreement, which breach shall not have been cured within 20 days (the "Cure Period") following receipt by the breaching party of written notice of such breach;

                           (ii)     if a court of competent jurisdiction or
other Governmental Entity shall have issued an order, decree, or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling, or other action shall have become final and nonappealable;

                           (iii)    if, for any reason, the FCC denies or
dismisses any of the Applications and the time for reconsideration or court review under the Communications Act with respect to such denial or dismissal has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review;

                           (iv)     if, for any reason, any of the Applications
is designated for an evidentiary hearing by the FCC; or

                           (v)      if the Closing shall not have occurred by
October 31, 1997; provided, however, that the right to terminate this Agreement under this clause (v) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

                  (c)      by Buyer:

                           (i)      pursuant to the provisions of Section 7.7;

                           (ii)     pursuant to the provisions of Section 9.1;
or

                           (iii)    if the FCC grants any of the Applications
with any adverse conditions not generally imposed on grants of such applications and the time for reconsideration or court review under the Communications Act with respect to such adverse conditions has expired and there is not pending with respect thereto a timely filed petition for reconsideration or request for review.

The right of any party hereto to terminate this Agreement pursuant to this
Section 10.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, partners, employees, accountants, consultants, legal counsel, agents, or other representatives whether prior to or after the execution of this Agreement. Notwithstanding anything in the foregoing to the contrary, no party that is in material breach of this Agreement shall be entitled to terminate this Agreement except with the consent of the other parties hereto.

         10.2.    Effect of Termination.

                  (a) In the event of a termination of this Agreement by either Seller or Buyer as provided above, there shall be no liability on the part of either Buyer or any member of the Selling Group, except for liability arising out of a breach of this Agreement. If this Agreement is terminated by Seller pursuant to Section 10.1(b)(i), the parties agree and acknowledge that Seller will suffer damages that are not practicable to ascertain. Accordingly, in such event and if within ten Business Days after termination of this Agreement Seller delivers to Buyer a written demand for liquidated damages, subject to Buyer's receipt of a counterpart of the Release executed by each member of the Selling Group, Seller shall be entitled to the sum of $1,900,000 (or $3,150,000, if Buyer has given a Deferral Notice pursuant to Section 9.1) as liquidated damages payable by Buyer within ten Business Days after receipt of Seller's written demand and payable in accordance with the provisions of the Deposit Escrow Agreement. As security for payment thereof, Buyer has, concurrently with the execution of this Agreement, entered into the Deposit Escrow Agreement with Seller and the Escrow Agent as provided in Section 2.7. The parties agree that the foregoing liquidated damages are reasonable considering all the circumstances existing as of the date hereof and constitute the parties' good faith estimate of the actual damages reasonably expected to result from the termination of this Agreement by Seller pursuant to Section 10.1(b)(i). The members of the Selling Group agree that, to the fullest extent permitted by law, Seller's right to payment of such liquidated damages as provided in this Section 10.2 shall be their sole and exclusive remedy if the Closing does not occur with respect to any damages whatsoever that any members of the Selling Group may suffer or allege to suffer as a result of any claim or cause of action asserted by any members of the Selling Group relating to or arising from breaches of the representations, warranties or covenants of Buyer contained in this Agreement and to be made or performed at or prior to the Closing. If this Agreement is terminated by Seller pursuant to Section 10.1(b)(i), upon Buyer's receipt of a counterpart of the Release executed by each member of the Selling Group, Buyer and Seller shall instruct the Escrow Agent to release the Deposit Letter of Credit to Seller. If this Agreement is terminated either by Buyer or Seller pursuant to any provision of Section 10.1 other than a termination by Seller pursuant to Section 10.1(b)(i), then upon Buyer's receipt of a counterpart of the Release, Buyer and Seller shall instruct the Escrow Agent to release the Deposit Letter of Credit to Buyer.

                  (b) As a condition of payment, and upon receipt of the liquidated damages under this Section 10.2, each member of the Selling Group hereby irrevocably and unconditionally releases, acquits, and forever discharges Buyer and its successors, assigns, employees, agents, stockholders, partners, subsidiaries, parent companies and other affiliates (corporate or otherwise) (the "Released Parties") of and from any and all Released Claims, including, without limitation, all Released Claims arising out of, based upon, resulting from or relating to the negotiation, execution, performance, breach or otherwise related to or arising out of the Transaction Documents or any agreement entered into in connection therewith or related thereto. "Released Claims" as used herein shall mean any and all charges, complaints, claims, causes of action, promises, agreements, rights to payment, rights to any equitable remedy, rights to any equitable subordination, demands, debts, liabilities, express or implied contracts, obligations of payment or performance, rights of offset or recoupment, accounts, damages, costs, losses or expenses (including attorneys' and other professional fees and expenses) held by any party hereto, whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative.

                                   ARTICLE XI

                                INDEMNIFICATION

         11.1. Indemnification of Buyer. Each of the members of the Selling Group jointly and severally agree to indemnify and hold harmless the Buyer Indemnified Parties from and against any and all Buyer Indemnified Costs.

         11.2. Indemnification of the Selling Group and the Shareholders. Buyer agrees to indemnify and hold harmless the Seller Indemnified Parties from and against any and all Seller Indemnified Costs.

         11.3. Defense of Third-Party Claims. An Indemnified Party shall give prompt written notice to any entity or Person who is obligated to provide indemnification hereunder (an "Indemnifying Party") of the commencement or assertion of any action, proceeding, demand, or claim by a third party (collectively, a "third-party action") in respect of which such Indemnified Party shall seek indemnification hereunder. Any failure so to notify an Indemnifying Party shall not relieve such Indemnifying Party from any liability that it, he, or she may have to such Indemnified Party under this Article XI unless the failure to give such notice materially and adversely prejudices such Indemnifying Party. The Indemnifying Party shall have the right to assume control of the defense of, settle, or otherwise dispose of such third-party action on such terms as they deem appropriate; provided, however, that:

                  (a) The Indemnified Party shall be entitled, at his, her, or its own expense, to participate in the defense of such third-party action (provided, however, that the Indemnifying Parties shall pay the attorneys' fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such third-party action, (ii) the Indemnifying Parties shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such third-party action, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or
(iv) the Indemnified Party's counsel shall have advised the Indemnified Party in writing, with a copy to the Indemnifying Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel);

                  (b) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of such third-party action or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have an adverse effect on its business or, in the case of an Indemnified Party who is a natural Person, on his or her assets or interests;

                  (c) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such third-party action; and

                  (d) The Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any third-party action (i) as to which the Indemnifying Party fails to assume the defense within a reasonable length of time or (ii) to the extent the third-party action seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

The parties hereto shall extend reasonable cooperation in connection with the defense of any third-party action pursuant to this Article XI and, in connection therewith, shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested.

         11.4. Direct Claims. In any case in which an Indemnified Party seeks indemnification hereunder that is not subject to Section 11.3 because no third-party action is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Indemnified Costs which such Indemnified Party claims are subject to indemnification under the terms hereof. The failure of the Indemnified Party to exercise promptness in such notification shall not constitute a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

         11.5. Escrow. On the Closing Date, Buyer and Seller will enter into the Indemnification Escrow Agreement in accordance with which Buyer shall, at Closing, deposit from the Purchase Price an amount equal to $1,000,000 (the "Holdback Amount") with the Escrow Agent.

         11.6.    Limitations on Indemnified Representation Costs.  Subject to
Section 11.7 and Section 12.17 hereof, the following provisions of this Section
11.6 shall be applicable after the time of the Closing:

                  (a) Minimum Loss. No Indemnifying Party shall be required to indemnify an Indemnified Party for Indemnified Representation Costs unless and until the aggregate amount of such Indemnified Representation Costs for which the Indemnified Party is otherwise entitled to indemnification pursuant to this Article XI exceeds $100,000 (the "Minimum Loss"). After the Minimum Loss is exceeded, the Indemnified Party shall be entitled to be paid the entire amount of its Indemnified Representation Costs in excess of (but not including) the Minimum Loss, subject to the limitations on recovery and recourse set forth in this Section 11.6 and in Section 11.7 below and subject to the exception contained in Section 12.17. For purposes of determining the aggregate amount of Minimum Loss suffered by an Indemnified Party, each representation and warranty contained in this Agreement for which indemnification can be or is sought hereunder shall be read (including for purposes of determining whether a breach of such representation or warranty has occurred) without regard to materiality (including Material Adverse Effect) qualifications that may be contained therein. In addition, in determining whether an Indemnifying Party shall be required to indemnify an Indemnified Party under this Article XI, once the Minimum Loss requirement set forth in this clause (a) has been satisfied, each representation and warranty contained in this Agreement for which indemnification can be or is sought hereunder shall be read (including, for purposes of determining whether a breach of such representation or warranty has occurred) without regard to materiality (including Material Adverse Effect) qualifications that may be contained therein.

                  (b) Limitation as to Time. No Indemnifying Party shall be liable for any Indemnified Representation Costs pursuant to this Article XI unless a written claim for indemnification in accordance with Section 11.3 or
11.4 is given by the Indemnified Party to the Indemnifying Party with respect thereto on or before the later of (i) 460 days after the Closing Date or (ii) October 31, 1998, except that this time limitation shall not apply to any claims contemplated by Section 12.17.

                  (c)     Recovery against Escrowed Funds. Subject to Section
12.17 hereof, a Buyer Indemnified Party shall be entitled to payment only out of the Holdback Amount pursuant to the terms of this Article XI and the Indemnification Escrow Agreement for all amounts due to a Buyer Indemnified Party with respect to any claim by a Buyer Indemnified Party against any member of the Selling Group for Buyer Indemnified Representation Costs payable under this Article XI.

                  (d)      Other Indemnified Costs.  The provisions of this
Section 11.6 shall only be applicable to Indemnified Representation Costs and shall not be applicable to any other Indemnified Costs.

         11.7. Instructions to Escrow Agent. Each member of the Selling Group hereby covenants and agrees that at any time any member of the Selling Group is or becomes obligated to indemnify a Buyer Indemnified Party for Buyer Indemnified Costs under this Article XI, Seller will execute and deliver to the Escrow Agent written instructions to release to the Buyer Indemnified Party such portion of the Holdback Amount as is necessary to indemnify the Buyer Indemnified Party for such Buyer Indemnified Costs.

                                  ARTICLE XII

                               GENERAL PROVISIONS

         12.1. Survival of Representations, Warranties, and Covenants. Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, each of the representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing. Except as otherwise provided in the next two sentences, the representations and warranties set forth in this Agreement shall terminate on the later of (a) the 460th day following the Closing Date, and (b) October 31, 1998. Following the date of termination of a representation or warranty, no claim can be brought with respect to a breach of such representation or warranty, but no such termination shall affect any claim for a breach of a representation or warranty that was asserted before the date of termination. To the extent that such are performable after the Closing, each of the covenants and agreements contained in each of the Transaction Documents shall survive the Closing indefinitely.

         12.2. Further Actions. After the Closing Date, each member of the Selling Group shall execute and deliver such other certificates, agreements, conveyances, and other documents and take such other action as may be reasonably requested by Buyer in order to transfer and assign to, and vest in, Buyer the Assets pursuant to the terms of this Agreement.

         12.3. Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         12.4. Waiver of Compliance. Any failure of Buyer on the one hand, or any member of the Selling Group, on the other hand, to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

         12.5. Specific Performance. The parties recognize that, in the event Seller or any other member of the Selling Group should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Buyer shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, the members of the Selling Group hereby waive the defense that there is an adequate remedy at law.




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

         12.6. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of applicable law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

         12.7. Expenses and Obligations. Except as otherwise expressly provided in this Agreement or as provided by law, all costs and expenses incurred by the parties hereto in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the party which has incurred such expenses. Notwithstanding the foregoing, (a) the filing fees incurred in connection with the filings made pursuant to the HSR Act shall be borne equally by Seller and Buyer, (b) the fee payable to the Escrow Agent shall be borne as provided in the Indemnification Escrow Agreement and the Deposit Escrow Agreement, (c) the brokerage fees payable to Americom shall be borne equally by Seller and Buyer, provided neither Seller nor Buyer shall be obligated for more than $200,000 of such brokerage fees, and (d) all sales taxes arising out of the transactions contemplated by this Agreement shall be paid by Seller. In the event of a dispute between the parties in connection with this Agreement and the transactions contemplated hereby, each of the parties hereto hereby agrees that the prevailing party shall be entitled to reimbursement by the other party of reasonable legal fees and expenses incurred in connection with any action or proceeding.

         12.8. Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, except as set forth below, express or implied, is intended to confer upon any other Person (other than the Indemnified Parties as provided in Article XI) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         12.9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) or sent by facsimile transmission (with electronic confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      If to Buyer, to

                           Point Madison Acquisition Company, Inc.
                           200 Crescent Court, Suite 1600
                           Dallas, Texas 75201
                           Attn: Lawrence D. Stuart, Jr.
                           Facsimile: (214) 740-7313





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



                           with a copy to

                           Capstar Broadcasting Partners
                           600 Congress Avenue
                           Suite 1400
                           Austin, Texas 78701
                           Attn:  William S. Banowsky, Jr.
                           Facsimile: (512) 404-6850

                           Vinson & Elkins L.L.P.
                           2001 Ross Avenue
                           3700 Trammell Crow Center
                           Dallas, Texas 75201-2975
                           Attn:    A. Winston Oxley
                           Facsimile: (214) 999-7891

                  (b)      If to Seller or Point, to

                           c/o Point Communications Inc.
                           27 South Davis Avenue
                           P. O. Box 1094
                           Montauk, New York 11954
                           Attn:  Richard P. Verne
                           Facsimile:  (516) 668-4611

                           with a copy to

                           Melvin Epstein, Esq.
                           Stroock & Stroock & Lavan
                           180 Maiden Lane
                           New York, New York 10038
                           Facsimile:  (212) 806-6006

                  (c)      If to Midcontinent, to

                           Mark Niblick, Esq.
                           Executive Vice President and General Counsel
                           Midcontinent Media, Inc.
                           7900 Xerxes Avenue, South, Suite 110
                           Minneapolis, Minnesota 55431





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



                           with a copy to

                           George Reilly, Esq.
                           Leonard, Street and Deinard
                           150 South Fifth Street, Suite 2300
                           Minneapolis, Minnesota 55402
                           Facsimile:  (612) 335-1657

         12.10. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         12.11. Entire Agreement. This Agreement (which term shall be deemed to include the Exhibits and Schedules hereto and the other certificates, documents and instruments delivered hereunder) constitutes the entire agreement of the parties hereto and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. There are no representations or warranties, agreements, or covenants other than those expressly set forth in this Agreement.

         12.12. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WISCONSIN. ANY SUIT OR PROCEEDING BROUGHT HEREUNDER SHALL BE SUBJECT TO THE
EXCLUSIVE JURISDICTION OF THE COURTS LOCATED IN WISCONSIN.

         12.13. Public Announcements. Seller and Buyer shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation. Prior to the Closing, neither Seller nor any other member of the Selling Group will issue any other press release or otherwise make any public statements (other than in connection with FCC filings) regarding this transaction, except as may be required by applicable law.

         12.14. Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise; provided, however, that (a) upon notice to Seller and without releasing Buyer from any of its obligations or liabilities hereunder, Buyer may assign or delegate any or all of its rights or obligations under this Agreement to any Affiliate thereof and (b) nothing in this Agreement shall limit Buyer's ability to make a collateral assignment of its rights under this Agreement to any institutional lender that provides funds to Buyer without the consent of Seller. Seller shall execute on behalf of the Selling Group an acknowledgment of such assignment(s) and/or collateral




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



assignment(s) in such forms as Buyer or its institutional lenders may from time to time reasonably request; provided, however, that unless written notice is given to Seller that any such collateral assignment has been foreclosed upon, Seller shall be entitled to deal exclusively with Buyer as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto. In the event of such an assignment, the provisions of this Agreement shall inure to the benefit of and be binding on Buyer's assigns.

         12.15. Director and Officer Liability. The directors, officers, and stockholders of Buyer and its Affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that any member of the Selling Group may assert) other than as an assignee of this Agreement. The directors, officers, stockholders and partners of Point and Midcontinent shall not have any personal liability or obligation arising under this Agreement (including any claims that Buyer may assert).

         12.16. No Reversionary Interest. The parties expressly agree, pursuant to Section 73.1150 of the FCC's rules, that no member of the Selling Group retains either the right to reassignment of any of the FCC Licenses in the future or the right to operate or use the facilities of the Stations for any period beyond the Closing Date.

         12.17. No Waiver Relating to Claims for Fraud. The liability of any party under Article XI shall be in addition to, and not exclusive of, any other liability that such party may have at law or equity based on such party's fraudulent acts or omissions. None of the provisions set forth in this Agreement, including the provisions set forth in Section 11.6 or Section 11.7, shall be deemed a waiver by any party to this Agreement of any right or remedy that such party may have at law or equity based on any other party's fraudulent acts or omissions, nor shall any such provisions limit, or be deemed to limit
(i) the amounts of recovery sought or awarded in any such claim for fraud, (ii) the time period during which a claim for fraud may be brought, or (iii) the recourse that any such party may seek against another party with respect to a claim for fraud; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this Section 12.17, nor any reference to this Section 12.17 throughout this Agreement, shall be deemed a waiver of any defenses that may be available in respect of actions or claims for fraud, including but not limited to, defenses of statutes of limitations or limitations of damages. The prevailing party in any cause of action brought by a party seeking remedies at law or equity based upon a party's fraudulent acts or omissions shall be entitled to recover from the non-prevailing party all attorney's fees and expenses incurred by the prevailing party in connection with such cause of action.






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



         IN WITNESS WHEREOF, Buyer and the members of the Selling Group have caused this Agreement to be signed, all as of the date first written above.

                               BUYER:

                               POINT MADISON ACQUISITION COMPANY, INC.


                               -------------------------------------------------
                               By:     Eric C. Neuman, President


                               SELLING GROUP:

                               MADISON RADIO GROUP

                               By: POINT COMMUNICATIONS LIMITED PARTNERSHIP, Its General Partner

                                    By:  POINT COMMUNICATIONS, INC.,
                                         Its General Partner


                                         By:
                                            ------------------------------------
                                                Richard P. Verne, President

                                         AND

                                    By:  MIDCONTINENT BROADCASTING CO.
                                         OF WISCONSIN, INC., Its General Partner


                                         By:
                                            ------------------------------------
                                         Name:
                                              ----------------------------------
                                         Title:
                                               ---------------------------------

                                       POINT COMMUNICATIONS LIMITED PARTNERSHIP

                                       By: POINT COMMUNICATIONS, INC.,
                                           Its General Partner


                                       By:
                                          --------------------------------------
                                            Richard P. Verne, President


                                       MIDCONTINENT BROADCASTING CO. OF
                                       WISCONSIN, INC.


                                       By:
                                          --------------------------------------
                                       Name:
                                            ------------------------------------
                                       Title:
                                             -----------------------------------



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